Filed Pursuant to Rule 424(b)(5)
Registration No. 333-165371

SUBJECT TO COMPLETION, DATED MAY 16, 2011

The information in this preliminary prospectus supplement and the accompanying prospectus, relating to an effective registration statement under the Securities Act of 1933, is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS SUPPLEMENT
To Prospectus Dated April 21, 2010

3,000,000 Shares

Common Stock

We are offering 3,000,000 shares of our common stock. Our common stock is listed on The NASDAQ Global Select Market under the symbol “KNXA.” On May 12, 2011 the closing price of our common stock as reported on The NASDAQ Global Select Market was $30.73.

We have granted the underwriters a 30-day option to purchase, on the same terms and conditions set forth below, a maximum of 450,000 additional shares if the underwriters sell more than 3,000,000 shares in this offering.

Investing in our common stock involves significant risks. See “Risk Factors” beginning on page S-9.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Kenexa Corporation
Per Share
Total

Delivery of the shares of common stock will be made on or about           , 2011.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Cowen and Company	Lazard Capital Markets

Co-Managers

JMP Securities	Oppenheimer & Co.	Wedbush Securities

The date of this prospectus supplement is            , 2011.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering of common stock. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and any related free writing prospectus that we may authorize to be provided to you. We have not, and the underwriters have not, authorized any person to provide you with additional or different information. No dealer, salesperson or other person is authorized to give any information or represent anything not contained in this prospectus supplement, the accompanying prospectus or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus supplement, the accompanying prospectus or any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus supplement, the accompanying prospectus or any related free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

You should assume that the information appearing in this prospectus supplement, the accompanying prospectus or any related free writing prospectus is accurate only as of the respective dates of those documents and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates and neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale hereunder shall, under any circumstances, create any implication to the contrary.

This prospectus supplement and the accompanying prospectus contain and incorporate by reference market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties. We have not independently verified their data. This prospectus supplement, the accompanying prospectus and the information incorporated herein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement, the accompanying prospectus or any related free writing prospectus are the property of their respective owners.

This prospectus supplement and the accompanying prospectus contain summaries of certain provisions contained in some of the documents described, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus are a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find Additional Information.”

Unless the context indicates otherwise, references in this prospectus supplement to “Kenexa,” “we,” “us,” “our” and “the company” collectively refer to Kenexa Corporation, a Pennsylvania corporation, and all of its direct and indirect U.S., U.K., Canada, India, and other foreign subsidiaries.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about our company, this offering and information appearing elsewhere in this prospectus supplement and the accompanying prospectus and in the documents we incorporate by reference. This information is not complete and does not contain all of the information you should consider before investing in our common stock. You should carefully read this entire prospectus supplement and the entire accompanying prospectus and any related free writing prospectus that we have authorized, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in this prospectus supplement and any related free writing prospectus that we have authorized for use in connection with this offering, and under similar headings in the other documents that are incorporated by reference herein. You should also carefully read the information incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus supplement and accompanying prospectus are a part.

Kenexa Corporation

Overview

We are a leading provider of software-as-a-service, or SaaS, solutions that enable organizations to more effectively recruit and retain employees. Our solutions are built around a suite of easily configurable software applications that automate talent acquisition and employee performance management best practices. We complement our software applications with tailored combinations of outsourcing services, proprietary content and consulting services based on our 23 years of experience assisting customers in addressing their Human Resource (HR) requirements. Together, our software applications, content and services form complete solutions that our customers find more effective than the specific point technology or service solutions available from alternative vendors. We believe that these solutions enable our customers to improve the effectiveness of their talent acquisition programs, increase employee productivity and retention, measure key HR metrics and make their talent acquisition and employee performance management programs more efficient.

We derive revenue primarily from two sources, subscription fees for our solutions and fees for discrete professional services. During the years ended December 31, 2010, 2009 and 2008, subscription revenue comprised approximately 78.8%, 84.9% and 80.2%, respectively, of our total revenue. Our customers typically purchase multi-year subscriptions and during the three-year period 2008 to 2010, we renewed more than 88% of the aggregate value of subscription contracts subject to renewal. In addition, we recognize subscription revenue ratably over the term of the underlying contract. These aspects of our business model provide us with recurring revenue streams and revenue visibility.

Industry Overview

According to the Bureau of Economic Analysis, an agency of the U.S. Department of Commerce, the amount spent on U.S. labor in 2010 was approximately $6.4 trillion, or approximately 48.6% of the total U.S. gross domestic product. Organizations face intense competition for qualified employees as a result of an aging workforce, declining tenure of employees, increased globalization and the growing service component of the U.S. economy. However, in many cases, they have failed to invest in solutions that enable them to recruit and retain qualified employees. Our experience indicates that many organizations’ talent acquisition functions consist of manual, paper-based processes, specific point technology solutions addressing limited aspects of the talent acquisition equation and ad hoc outsourcing. As a result, we believe that they suffer from the following shortcomings:

•	Inefficiency. Many organizations cannot effectively manage the massive number of candidates presented by today’s many recruiting resources and, as a result, fail to identify high potential candidates or process those candidates in a timely manner.
•	Redundancy. Many organizations do not maintain easily searchable databases of processed candidates and they often conduct redundant searches.
•	Ineffectiveness. Most hiring decisions are loosely based on objective indicators of future success and many times fail to match candidates with roles or positions that leverage their unique abilities and experience, which lowers the probability that a new hire will succeed.

•	Inconsistency. Many organizations screen applications and resumes based on rudimentary criteria and base hiring decisions primarily on subjective, ad hoc interviews, which lack consistency and objectivity. Furthermore, once hired, organizations often fail to ensure that employees are on-boarded consistently and in compliance with government regulations and company procedures.
•	High cost and inflexibility. As a result of their inflexibility and absence of a variable cost structure, organizations must either maintain larger HR departments or purchase a greater supply of third-party services in order to accomplish their recruiting and on-boarding goals, significantly increasing the costs of their talent acquisition programs.

Similarly, we believe that many organizations have neither automated nor applied best practices to employee performance management. In our experience, most organizations’ employee performance management processes consist of annual performance reviews and informal mentoring programs. We believe that the absence of effective employee performance management systems and processes results in the failure to retain top performers, compensate employees equitably, optimize productivity and remove poor performers.

These dynamics are driving the market for the software component of our talent acquisition and employee performance management solutions. According to Forrester, the market for our human resource management solutions was $4.4 billion in 2010 and is expected to grow at an 8.0% compound annual growth rate from 2010 to 2014. We believe that the market for our complementary outsourcing services, proprietary content and consulting services is also significant. According to NelsonHall, the global recruitment process outsourcing market is expected to grow 20% in 2011 to $2.5 billion and then grow at a 15% compound annual growth rate from 2012 to 2015 to reach $4.4 billion by 2015.

Our Solutions and Strategy

We believe that our solutions enable our customers to achieve the following benefits:

•	More effective and consistent talent acquisition programs. Our talent acquisition solutions enable organizations to implement systematic talent acquisition practices that ensure the efficient, effective and consistent hiring and on-boarding of qualified and talented individuals.
•	Greater employee productivity and retention. Our employee performance management solutions help organizations retain and optimize the performance of qualified individuals, identify employees who fail to perform and identify successors for critical positions. In addition, our solutions help organizations manage learning and assessment opportunities and events to develop employees for both current and desired future jobs.
•	More equitable compensation programs. Our compensation solutions ensure that our customers are offering pay packages that are both externally competitive and internally equitable.
•	More cost-effective HR departments. By automating core talent acquisition and employee performance management activities, providing the opportunity to outsource non-core functions and improving the quality of new hires and employee retention, our solutions enable organizations to maintain smaller HR departments and eliminate certain third-party services.
•	Application of analytics to talent acquisition and employee performance management programs. Our solutions enable organizations to use the data generated by their talent acquisition and employee performance management programs to improve these programs.

Our objective is to be the leading provider of human capital management business solutions for global organizations with more than 2,000 employees. Key elements of our strategy include:

•	Cross-sell additional solutions and further penetrate current customers. Our strong customer relationships have provided us with a meaningful opportunity to cross-sell additional solutions to our customers and achieve greater penetration within our customers. Other than during the recent recession, we have consistently increased the average annual revenue from our top 80 customers, which we refer to as our P3 customers. We intend to continue to create innovative programs to maximize our relationship with each of our customers.

•	Provide innovative and industry-specific solutions to our customers. During the past three years, we have introduced several new solutions, such as industry-specific solutions for financial services and banking, manufacturing, life sciences, biotechnology and pharmaceuticals, retail, government, healthcare, hospitality, call centers and education, and a new platform we call Kenexa 2X. We intend to continue to work closely with our key customers to develop innovative horizontal and industry-specific solutions and to migrate the balance of our solutions onto the Kenexa 2X platform.
•	Invest in sales and marketing to expand our customer base. We believe that the market for our solutions remains underpenetrated and significant opportunity exists to expand our customer base. In recent quarters, as the recession has abated, demand for our solutions has increased. For example, during the quarter ended March 31, 2011, we added over 50 preferred partners, which we define as customers that enter into contracts with us for more than $50,000. In order to leverage accelerating demand and expand our customer base, we intend to increase our investment in sales and marketing.
•	Leverage and expand our global presence and customer base. We maintain 34 offices in 22 countries. We believe that our global presence serves as a competitive differentiator for large, global organizations that favor a vendor with local resources. Our global presence also enables us to distribute our solutions globally. Although our primary focus has been on the U.S. market, our solutions are also well suited to address problems faced by organizations outside the United States. In the future, we intend to expand our distribution efforts in Europe, Latin America, the Middle East and the Asia/Pacific region.
•	Continue to leverage our global sourcing strategy. We established offices in Hyderabad, India in 2003. In January 2008, we completed construction and opened our facility in Vizag, India. We currently have approximately 337 employees working in our offices in Hyderabad and Vizag. We also have approximately 54 employees working in our Argentina office and approximately 44 employees in our Poland office. We believe our global sourcing strategy will continue to provide significant benefits to our customers, including cost benefits and year round customer service, 24 hours a day, 7 days a week.
•	Pursue complementary acquisitions. We believe that the human capital management (HCM) market is significantly fragmented. Many competing companies have strong technology or vertical market expertise but lack the scale to compete with the industry leaders in the long term. We have completed 30 acquisitions of businesses since 1994. These acquisitions have helped us to adapt our business to the evolving needs of our customers. We expect to continue to identify similarly situated companies that we believe could broaden the functionality and strength of our existing solutions.

Our Products and Services

Talent Acquisition Solutions:

•	Recruitment Technology. Our SaaS recruiting solutions automate the workflow and data capture that large, complex organizations need to optimally locate and track talented candidates as they move through the hiring process. They also give our customers visibility and access to critical hiring and retention data.
•	Onboarding. Our SaaS Onboarding solution provides our customers with an efficient and auditable employee on-boarding process with electronic forms, workflow and signatures. It also helps them disseminate critical business practices and inculcate their culture into their new employees.
•	Employee Assessments and ProveIt! Tests. Our Employee Assessments help organizations select and retain top performers based on seven key areas that predict individual performance and potential — experience, skills, abilities, personality, motivation, situational judgment and culture fit. Our Prove It!® System consists of more than 1,000 validated skills tests for specific job classifications. Our Employee Assessments and Prove It!® tests can be delivered online, through interviews or at assessment centers and can be used on a standalone basis or integrated with our SaaS talent acquisition and performance management solutions.

•	Structured Interviews. The Kenexa Interview Builder® System is an online reference library consisting of more than 3,000 questions that increase interviewer confidence, efficiency, accuracy and defensibility.
•	Employment Branding. Our Employment Branding uncovers the strengths, weaknesses and hidden elements of an organization’s culture, which we can integrate seamlessly with other Kenexa solutions.
•	Recruitment Process Outsourcing (RPO). We leverage our technology and global sourcing resources to assume recruiting processes for our customers. Some of the largest employers in the world leverage our RPO services for discrete, high-velocity recruiting campaigns or outsource their entire recruitment program to Kenexa.

Talent Retention Solutions:

•	Performance Management. Our SaaS Performance Management solutions integrate and automate performance management, compensation management, career development, goal alignment and succession planning. These solutions enable companies to increase productivity, streamline processes, increase accountability and enhance employee engagement.
•	Employee Surveys. We deliver online and SaaS Employee Surveys that provide the measurements needed to enhance each organization’s objectives and improve business outcomes. With top psychologists and HR experts, we believe we are the proven leader in survey design, administration, reporting and behavior change.
•	Learning Management. Our SaaS Learning Management solution enables organizations to deliver and track employee learning. Our system is ideal for all types of training, including technical skills and behavioral learning, new-hire orientation, leadership education and sales training.
•	Leadership. We offer Leadership Audit, Leadership Assessment and Leadership Development services that increase the quality of leadership in organizations.
•	Compensation. Our ComAnalyst® suite of SaaS Compensation Management solutions is built around a set of employer-reported market data that is benchmarked and geographically mapped by a proprietary algorithm for jobs held by a majority of U.S. employees. These solutions enable compensation professionals to value jobs, participate in surveys and analyze pay competitiveness.
•	Consumer. Our consumer solutions provide individuals with compensation-focused tools and content to help advance their careers. Products consist of free-to-user applications, as well as premium products that are sold directly to individuals visiting the Salary.com® website.

Acquisition of Salary.com

On October 1, 2010, we acquired all of the outstanding stock of Salary.com, Inc., a Delaware corporation, which provides on-demand compensation software that helps businesses and individuals manage pay and performance, for a purchase price of approximately $78.4 million in cash. The total cost of the acquisition, including estimated legal, accounting and other professional fees was approximately $82.8 million. We used cash and borrowings against our credit facility to fund the acquisition. We believe there is a significant opportunity to expand Salary.com’s adoption in large organizations and on a global basis because its compensation analysis software is highly synergistic with our current suite of talent acquisition and retention solutions.

Our Customers

We market our solutions primarily to organizations with more than 2,000 employees. As of December 31, 2010, we had a global customer base of approximately 6,800 companies across a number of industries, including financial services and banking, manufacturing, government, life sciences, biotechnology and pharmaceuticals, retail, healthcare, hospitality, call centers and education, including approximately 255 companies on the Fortune 500 list published in May 2010. Our customer base includes companies that we billed for services during the 12 months ended December 31, 2010 and does not necessarily indicate an ongoing relationship with each such customer. For the year ended December 31, 2010, we provided our talent acquisition and employee performance management solutions on a subscription basis to approximately 6,000 customers, with an average subscription term of two years. The remainder of our customers in 2010 engaged us to provide discrete professional services and may not engage us for future services once a project is completed. No single customer accounted for more than 10% of our revenue in the year ended December 31, 2010 or the quarter ended March 31, 2011.

Company History

We are a Pennsylvania corporation. We began our operations under predecessor companies Insurance Services, Inc., or ISI, and International Holding Company, Inc., or IHC, in 1987. In December 1999, we reorganized our corporate structure by merging ISI and IHC with and into Raymond Karsan Associates, Inc., or RKA, a Pennsylvania corporation and a wholly owned subsidiary of Raymond Karsan Holdings, Inc., or RKH, a Pennsylvania corporation. Each of RKA and RKH were newly created to consolidate the businesses of ISI and IHC. In April 2000, we changed our name to TalentPoint, Inc. and we changed the name of RKA to TalentPoint Technologies, Inc. In November 2000, we changed our name to Kenexa Corporation, or Kenexa, and we changed the name of TalentPoint Technologies, Inc. to Kenexa Technology, Inc., or Kenexa Technology. Currently, Kenexa transacts business primarily through Kenexa Technology and its wholly owned subsidiaries.

Our principal executive offices are located at 650 East Swedesford Road, Second Floor, Wayne, PA 19087. Our telephone number is (877) 971-9171 and our website address is www.kenexa.com. Information included or referred to on our website is not a part of this prospectus.

The Offering

For a more complete description of the terms of the common stock being offered by this prospectus supplement and the accompanying prospectus, see the section entitled “Description of Capital Stock” in the accompanying prospectus.

Issuer:	Kenexa Corporation
Common stock offered by us:	3,000,000 shares (or 3,450,000 shares if the underwriters exercise in full their over-allotment option to purchase additional shares).
Common stock to be outstanding after this offering:	26,406,896 shares (or 26,856,896 shares if the underwriters exercise in full their over-allotment option to purchase additional shares).
Use of proceeds:	We currently expect to use the net proceeds from this offering, after deduction of estimated underwriting discounts and commissions and offering expenses, for working capital and general corporate purposes. We may also use a portion of the net proceeds of this offering to acquire or invest in strategic businesses or technologies. For more information, see the section entitled “Use of Proceeds.”
Risk factors:	See the section entitled “Risk Factors” for a discussion of certain factors you should consider carefully in deciding whether to invest in our securities.
NASDAQ Global Select Market symbol:	KNXA

The number of shares of our common stock to be outstanding after this offering is based on 23,406,896 shares of common stock outstanding as of March 31, 2011. Unless specifically stated otherwise, the information in this prospectus supplement excludes:

•	an aggregate of 3,137,207 shares of common stock reserved for issuance upon exercise of all options outstanding as of March 31, 2011 under our 2005 Equity Incentive Plan and 2000 Stock Option Plan, with a weighted average exercise price of $15.83 per share;
•	an aggregate of 131,350 shares of common stock available for distribution upon settlement of all restricted stock units outstanding as of March 31, 2011 under our 2005 Equity Incentive Plan;
•	382,314 shares of common stock available for issuance as of March 31, 2011 under our Employee Stock Purchase Plan;
•	117,691 shares of common stock reserved for future grants of stock options, restricted stock (or other similar equity interests) under our 2005 Equity Incentive Plan and Employee Stock Purchase Plan; and
•	an additional 1,900,000 shares that will be reserved under our 2005 Equity Incentive Plan if a proposal to so amend and restate the 2005 Equity Incentive Plan is approved by our shareholders at our 2011 annual meeting, scheduled to be held on May 18, 2011, or at any adjournment or postponement of the annual meeting.

Unless otherwise specifically stated, information throughout this prospectus supplement assumes no exercise of outstanding options to purchase shares of our common stock, and no exercise by the underwriters of their option to purchase up to an aggregate of 450,000 additional shares of our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The statements in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and in any free writing prospectus that we have authorized for use in connection with this offering, contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), that are subject to risks and uncertainties. All statements other than statements of historical facts contained herein, including statements regarding our financial condition, operations, plans, objectives, goals, business strategies, future events, capital expenditures, future results, our competitive strengths and the trends in our industry are forward-looking statements. The words “believe,” “may,” “could,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “appear,” “future,” “likely,” “probably,” “suggest,” “goal,” “potential” and similar expressions, as they relate to us, are intended to identify forward-looking statements.

Forward-looking statements reflect only our current expectations. In any forward-looking statement where we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith as of the date of such statement and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will be achieved or accomplished. Our actual results, performance or achievements could differ materially from the forward-looking statements due to a number of uncertainties, many of which are unforeseen. Forward-looking statements include, but are not limited to, statements regarding:

•	our ability to generate a sufficient amount of cash to service our indebtedness and fund our operations;
•	our ability to manage changes in applicable laws and regulations governing our industry;
•	our ability to sustain demand for our products and services;
•	our ability to manage our growth effectively;
•	potential outcomes of current and future litigation;
•	our ability to compete in light of technological advances;
•	our future operating expenditures;
•	our future losses;
•	the stability of the job market in the areas in which we conduct our business;
•	changes in the general economic condition in the U.S. and foreign countries;
•	our ability to obtain and maintain intellectual property protection for our products;
•	the outcome of our research and development efforts;
•	the performance of third-party service providers and manufacturers;
•	loss of key management personnel;
•	regulatory developments in the U.S. and foreign countries; and
•	the outcome of our acquisitions and investments.

You should read this prospectus supplement, the accompanying prospectus and the documents that we reference herein and therein, as well as the registration statement and the exhibits filed with, or incorporated by reference in the registration statement of which this prospectus supplement and the accompanying prospectus form a part, completely and with the understanding that our actual future results may be materially different from what we expect. In addition, you should refer to the section of this prospectus supplement entitled “Risk Factors” and the risks set forth under “Item 1A. Risk Factors” included in our most recent Annual Report on Form 10-K, which is incorporated by reference. Due to these or other factors, the forward-looking statements in this prospectus supplement may not prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, if at all. Accordingly, you should not place undue reliance on these forward-looking statements.

You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front cover of this prospectus supplement or the accompanying prospectus, as the case may be. All subsequent written and oral forward-looking statements attributable to us or the persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law or regulation. We qualify all of the information presented in this prospectus supplement and the accompanying prospectus, and particularly our forward-looking statements, by these cautionary statements.

RISK FACTORS

An investment in the common stock offered by this prospectus supplement involves substantial risk of loss. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the factors set forth below, as well as the risk factors set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010 and any subsequently filed periodic reports that are incorporated by reference in the accompanying prospectus before you decide to purchase shares of our common stock. The risks and uncertainties described below and in such incorporated documents are not the only risks and uncertainties we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business, results of operations and financial condition could suffer. In that event, the trading price of our common stock could decline, and you may lose all or a part of your investment.

Risks Related to Our Business

Our business will suffer if our existing customers terminate or do not renew their software subscriptions.

We expect to continue to derive a significant portion of our revenue from renewals of subscriptions for our talent acquisition and employee performance management solutions. Our customers renewed 84% and 80% of their contracts for each of the years ended December 31, 2010 and 2009, respectively, which represented 88% of the aggregate value of multi-year subscriptions for our on-demand talent acquisition and performance management solution contracts up for renewal for each of those years. Historically, during the years 2005 through 2010, our customers renewed in excess of 90% of the aggregate value of their subscriptions with us. If our customers terminate their agreements, fail to renew their agreements, renew their agreements upon less favorable terms to us, defer existing agreements or fail to purchase new solutions from us, our revenue may decline or our future revenue growth may be constrained.

Maintaining the renewal rate of our existing subscriptions is critical to our future success. Factors that may affect the renewal rate for our solutions include:

•	the price, performance and functionality of our solutions;
•	the availability, price, performance and functionality of competing products and services;
•	the effectiveness of our support services;
•	our ability to develop complementary products and services;
•	the willingness of our customers to continue to invest their resources in our solutions in light of other demands on those resources; and
•	the macroeconomic environment.

Most of our existing customers have entered into subscription agreements with us that expire between one and three years from the initial contract date. Our customers have the right to terminate their contracts under certain circumstances and are not obligated to renew their subscriptions for our solutions after the expiration of the initial terms of their subscription agreements. In addition, our customers may negotiate terms which are less favorable to us upon renewal, or may request that we license our software to them on a perpetual basis, which may reduce recurring revenue from these customers. For example, some of our RPO customers restructured their RPO agreements with us during 2009, in the midst of the economic downturn, to decrease the amount of fixed fee services and increase the amount of variable fee services provided pursuant to the agreement. Our future success also depends in part on our ability to sell new solutions to our existing customers.

If the unemployment rate increases or fails to materially decrease, our business may be harmed.

Demand for our solutions depends in part on our customers’ ability to hire and retain their employees. According to the U.S. Bureau of Labor Statistics, the U.S. unemployment rate in February 2011 was 8.9%. It is unknown whether unemployment will decrease, increase or remain constant throughout 2011 and beyond as a result of the general downturn in macroeconomic conditions in the U.S. and globally. If the unemployment rate increases, our existing and potential new customers may no longer consider improvement of their talent acquisition and employee performance management systems to be a necessity and may have less of a need to hire and retain employees, which could have a material adverse effect on our business, results of operations and financial condition.

If we fail to adequately protect our proprietary rights, our competitive advantage could be impaired, and we may lose valuable assets, experience reduced revenue and incur costly litigation to protect our rights.

Our intellectual property rights are important to our business, and our success is dependent, in part, on protecting our proprietary software and technology and our brand, marks and domain names. We rely on a combination of patent, copyright, trademark, trade secret and other common laws in the United States and other jurisdictions, as well as confidentiality procedures and contractual provisions to protect our proprietary technology, processes and other intellectual property. It may be possible for unauthorized third parties to copy our software and use information that we regard as proprietary to create products and services that compete with ours, which could harm our competitive position and cause our revenue to decline.

We have six issued patents and nine pending patent applications. There is no guarantee that the U.S. Patent and Trademark Office will grant these patents, or do so in a manner that gives us the protection that we seek. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect promptly unauthorized use of our intellectual property. Existing intellectual property laws only afford limited protection.

To the extent that we expand our international activities, our exposure to unauthorized copying and use of our software and proprietary information may increase despite procedures and systems that control information access. Some license provisions protecting against unauthorized use, copying, transfer and disclosure of our licensed products may be unenforceable under the laws of certain jurisdictions and foreign countries in which we operate. Further, the laws of some countries, and in particular India, where we develop much of our intellectual property, do not protect proprietary rights to the same extent as the laws of the United States. For example, companies seeking to enforce proprietary rights in India can experience substantial delays in prosecuting trademarks and in opposition proceedings.

Litigation has been necessary and may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Litigation, whether successful or unsuccessful, could result in substantial costs and diversion of management resources, either of which could seriously harm our business. In the event that we are unable to protect our intellectual property rights, especially those rights that we develop in India, our business would be materially and adversely affected.

Reductions in information technology spending could limit our ability to grow our business.

Our operating results may vary based on changes in the information technology spending of our customers. The revenue growth and profitability of our business depend on the overall demand for enterprise application software and services. We sell our solutions primarily to large organizations whose businesses fluctuate with general economic and business conditions. Historically, corporate information technology spending has been one of the first costs that businesses cut, especially during economic downturns. Software for talent acquisition and employee performance management software may be viewed by some of our existing and potential customers as a lower priority and may be among the first expenditures reduced, especially during unfavorable economic conditions. As a result, potential customers may decide to reduce their information technology budgets by deferring or reconsidering product purchases, which would negatively impact our operating results.

Because we recognize revenue from the sale of our solutions ratably over the term of the subscription period, a significant downturn in our business may not be immediately reflected in our operating results.

A decline in new or renewed subscriptions in any one quarter may not impact our financial performance in that quarter, but will negatively affect our revenue in future quarters. If a number of contracts expire and are not renewed in the same quarter, our revenue could decline significantly in that quarter and in subsequent quarters.

For the years ended December 31, 2010, 2009 and 2008, we derived approximately 78.8%, 84.9% and 80.2%, respectively, of our total revenue, from the sale of subscriptions for our solutions and expect that a significant portion of our revenue for the foreseeable future will be derived from those subscriptions. We recognize the associated revenue ratably over the term of the subscription agreement, which is typically between one and three years. As a result, a significant portion of the revenue that we report in each quarter reflects the recognition of deferred revenue from subscription agreements entered into during previous periods. Accordingly, the effect of significant declines in sales and market acceptance of our solutions may not be reflected in our short-term results of operations, making our results less indicative of our future prospects.

Historically, during the years 2005 through 2010, our customers renewed more than 90% of the aggregate value of multi-year subscriptions for our on-demand talent acquisition and performance management solution contracts subject to renewal. However, our customers renewed 84% and 80% of their contracts for each of the years ended December 31, 2010 and 2009, respectively which represented 88% of the aggregate value of multi-year subscriptions for our on-demand talent acquisition and performance management solution contracts up for renewal for each of those years. We cannot assure you that our renewal rate will return to its historical levels, or that it will not decrease.

If our revenue does not meet our expectations, we may not be able to curtail our spending quickly enough and our cost of revenue, compensation and benefits, and product development would increase as a percentage of revenue. Our subscription model also makes it difficult for us to rapidly increase our revenue through additional sales in any one period, as revenue from new customers is recognized over the applicable subscription term.

Our revenue is highly susceptible to changes in general economic conditions, and a recession or other downturn in the U.S. economy, or in any geographic market in which we provide services, could substantially impact sales of our services and overall results of operations.

Our operating results may vary based on changes in the information technology spending of our customers. The revenue growth and profitability of our business depend on the overall demand for enterprise application software and services. We sell our solutions primarily to large organizations whose businesses fluctuate with general economic and business conditions. Our customers may reevaluate their expenditures on enterprise application software and services, and in particular talent acquisition and employee performance management solutions, especially given the recent financial crisis in today’s economic environment, which could cause them to cancel all or any portion of our services or delay the payment of their bills for services previously performed by us. As a result, in the event of a prolonged recession or even a less severe downturn in general economic conditions, our results of operations could be negatively impacted as a result of decreased demand for enterprise application software and services, and in particular talent acquisition and employee performance management solutions, and the impact could be more pronounced for us than for those businesses that deliver products or services that customers deem to be a higher priority. In particular, software for talent acquisition and employee performance management software may be viewed by some of our existing and potential customers as a lower priority and may be among the first expenditures reduced as a result of unfavorable economic conditions. As a result, potential customers may decide to reduce their information technology budgets by deferring or reconsidering product purchases, which would negatively impact our operating results. In addition, volatility and disruption of financial markets could limit our customers’ ability to obtain adequate financing or credit to purchase and pay for our services in a timely manner, or to maintain operations, and result in a decrease in demand for our services that could have a negative impact on our overall results of operations.

Our financial performance may be difficult to forecast as a result of our focus on large customers and the long sales cycle associated with our solutions.

Our sales cycles are generally up to nine months and in some cases even longer. This long sales cycle impedes our ability to accurately forecast the timing of sales in a given period which could adversely affect our ability to meet our forecasts for that period. We focus our sales efforts principally on large organizations with complex talent acquisition and employee performance management requirements. Accordingly, in any single quarter the majority of our revenue from sales to new customers may be composed of large sales made to a relatively small number of customers. Our failure to close a sale in any particular quarter may impede revenue growth until the sale closes, if at all. As a result, substantial time and cost may be spent attempting to close a sale that may not be successful. The period between an initial sales contact and a contract signing is relatively long due to several factors, including:

•	the need to educate potential customers about the uses and benefits of our solutions and the on-demand delivery model;
•	the discretionary nature of our customers’ purchase and budget cycles;
•	the competitive evaluation of our solutions;
•	fluctuations in the talent acquisition and employee performance management requirements of our prospective customers;
•	potential economic downturns and reductions in corporate information technology spending;
•	announcements or planned introductions of new products or services by us or our competitors; and
•	the lengthy purchasing approval processes of our prospective customers.
The market for our solutions among large customers may be limited if they require customized features or functions that we do not intend to provide.

Prospective large customers may require customized features and functions unique to their business processes. If prospective customers require customized features or functions that we do not offer, then the market for our solutions will be more limited among these types of customers and our business could suffer. In addition, supporting large customers could require us to devote significant development services and support personnel and strain our personnel resources and infrastructure. If we are unable to address the needs of these customers in a timely fashion or further develop and enhance our solutions, these customers have in the past and may not renew their subscriptions or may seek to terminate their relationship, renew on less favorable terms, fail to purchase additional solutions or assert legal claims against us, all of which have happened in the past. If any of these were to occur, our revenue may decline and we may not realize significantly improved operating results from our customer base.

As more of our sales efforts are targeted at larger customers, our sales cycle may become more time-consuming and expensive, we may encounter pricing pressure and implementation challenges and we may have to delay revenue recognition for some complex transactions, all of which could harm our business and operating results.

As we target more of our sales efforts at larger customers, we will face greater costs, longer sales cycles and less predictability in completing some of our sales. Our quarterly results of operations also may vary significantly depending on when we complete sales to these large customers. For large customers, a purchase decision may be a company-wide decision and, if so, these types of sales would require us to provide greater levels of education regarding the use and benefits of our service, as well as education regarding our compliance with applicable privacy and data protection laws and regulations to prospective customers with international operations. As a result of these factors, these sales opportunities may require us to devote greater sales support and professional services resources to individual customers, driving up costs and time required to complete sales and diverting sales and professional services resources to a smaller number of larger transactions, while potentially requiring us to delay revenue recognition on some of these transactions until the technical or implementation requirements have been met.

If our efforts to attract new customers or to sell additional solutions to our existing customers are not successful, our revenue growth will be adversely affected.

To increase our revenue, we must continually add new customers and sell additional solutions to existing customers. If our existing and prospective customers do not perceive our solutions to be of sufficiently high value and quality, we may not be able to attract new customers or to increase sales to existing customers. Our ability to attract new customers and to sell new solutions to existing customers will depend in large part on the success of our sales and marketing efforts. However, our existing and prospective customers may not be familiar with some of our solutions, or may have traditionally used other products and services for some of their talent acquisition and employee performance management requirements. Our existing and prospective customers may develop their own solutions to address their talent acquisition and employee performance management requirements, purchase competitive product offerings or engage third-party providers of outsourced talent acquisition and employee performance management services. These sales challenges may require us to increase our investment in sales efforts, including by hiring additional employees and expanding upon our existing training for our sales force; if we incur these additional costs without achieving a corresponding increase in sales to new and existing customers, then our results of operations may be adversely affected. Additionally, some customers may require that we license our software to them on a perpetual basis or that we allow them the contractual right to convert from a term license to a perpetual license during the contract term, which may reduce recurring revenue from these customers.

Our quarterly operating results may fluctuate significantly, and these fluctuations may cause our stock price to fall.

As a result of fluctuations in our revenue and operating expenses, our quarterly operating results may vary significantly. We may not be able to curtail our spending quickly enough if our revenue falls short of our expectations. We expect that our operating expenses will increase substantially in the future as we expand our selling and marketing activities, increase our new product development efforts and hire additional personnel. Our operating results may fluctuate in the future as a result of the factors described below:

•	our ability to renew and increase subscriptions sold to existing customers, attract new customers, cross-sell our solutions and satisfy our customers’ requirements;
•	changes in our pricing policies;
•	the introduction of new features to our solutions;
•	the rate of expansion and effectiveness of our sales force;
•	the length of the sales cycle for our solutions;
•	new product and service introductions by our competitors;
•	concentration of marketing expenses for activities, such as trade shows and advertising campaigns;
•	concentration of research and development costs; and
•	concentration of expenses associated with commissions earned on sales of subscriptions for our solutions.

We believe that period-to-period comparisons of our results of operations are not necessarily meaningful as our future revenue and results of operations may vary substantially. It is also possible that in future quarters our results of operations will be below the expectations of securities market analysts and investors. In either case, the price of our common stock could decline, possibly materially.

Our business may not continue to grow if the markets for our products do not continue to grow.

Our growth is dependent upon the continued adoption of SaaS as a key mechanism for delivering solutions in these markets. The rapidly evolving nature of this market reduces our ability to accurately evaluate our future prospects and forecast quarterly or annual performance. The adoption of on-demand talent acquisition and employee performance management solutions, particularly among organizations that have relied upon traditional software applications, requires the acceptance of a new way of conducting business and exchanging and compiling information. Because these markets are new and evolving, it is difficult to predict with any assurance the future growth rate and size of these markets which, in comparison with the overall market for enterprise software applications, is relatively small.

Interruptions or delays in service from our Web hosting facilities could impair the delivery of our service and harm our business.

We provide and manage our service through computer hardware and software that is currently located in a Qwest Web hosting facility in Sterling, Virginia and ServeCentric facility in Blanchardstown, Ireland. All Web hosting facilities are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures and similar events. Despite security including continuous guards, dedicated cages, etc., these facilities are also subject to break-ins, sabotage, intentional acts of terrorism, vandalism and similar misconduct. Despite precautions that we take at these facilities, the occurrence of a natural disaster, act of terrorism or other unanticipated problem at any of these facilities could result in lengthy interruptions in our service. Interruptions in our service may reduce our revenue, cause us to issue credits or pay penalties, cause customers to terminate their subscriptions and adversely affect our renewal rates. Our business will be harmed if our customers and potential customers believe our service is unreliable or if our Disaster Recovery Plan (DRP) fails to provide adequate disaster recovery capabilities.

If our security measures are breached and unauthorized access is obtained to customer data, we may incur liabilities and customers may curtail or stop their use of our solutions, which would harm our business, operating results and financial condition.

Our solutions involve the storage and transmission of confidential information of customers and their existing and potential employees, and security breaches could expose us to a risk of loss of, or unauthorized access to, this information, resulting in possible litigation and possible liability. Although we have never sustained such a breach, if our security measures were ever breached as a result of third-party action, employee error, malfeasance or otherwise, and, as a result, an unauthorized party obtained access to this confidential data, our reputation could be damaged, our business may suffer and we could incur significant liability. Techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not discovered until launched against a target. As a result, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of our security occurs, the market perception of our security measures could be harmed and we could lose sales and customers.

If we fail to develop or acquire new products or enhance our existing solutions to meet the needs of our existing and future customers, our revenue may decline.

To remain competitive, we must continually improve and enhance the responsiveness, functionality and features of our existing solutions and develop new solutions that address the talent acquisition and employee performance management requirements of organizations. If we are unable to successfully develop or acquire new solutions or enhance our existing solutions, our revenue may decline and our business and operating results will be adversely affected. If we do not succeed in developing or introducing new or enhanced solutions in a timely manner, they may not achieve the market acceptance necessary to generate significant revenue.

In addition, evolving technology may enable new deployment mechanisms that make our on-demand business model obsolete. To the extent that we are not successful in continuing to develop our solutions in correlation with evolving technology, we may not be successful in establishing or maintaining our customer relationships.

Releases of new solutions and enhancements to existing solutions may cause purchasing delays, which would harm our revenue.

Our practice and the practice in the industry in which we compete is to regularly develop and release new solutions and enhancements to existing solutions. As a result, our future success could be hindered by delays in our introduction of new solutions and/or enhancements of existing solutions, delays in market acceptance of new solutions and/or enhancements of existing solutions, and our, or our competitors’, announcement of new solutions and/or solution enhancements or technologies that could replace or shorten the life cycle of our existing solutions. In addition, clients may delay their purchasing decisions in anticipation of our new or enhanced solutions or new or enhanced solutions of our competitors. Delays in client purchasing decisions could seriously harm our business and operating results. Moreover, significant delays in the general availability of new releases or client dissatisfaction with new releases could have a material adverse effect on our business, results of operations, cash flow and financial condition.

We may not receive significant revenue as a result of our current research and development efforts.

Developing and localizing software is expensive and the investment in product development often involves a long payback cycle. We have made and expect to continue to make significant investments in software research and development and related product opportunities. Accelerated product introductions and short product life cycles require high levels of expenditures for research and development that could adversely affect our operating results if not offset by corresponding revenue increases. We believe that we must continue to dedicate a significant amount of resources to our research and development efforts to maintain our competitive position. However, it is difficult to estimate when, if ever, we will receive significant revenue as a result of these investments.

The use of open source software in our solutions may expose us to additional risks and harm our intellectual property.

Some of our solutions use or incorporate software components that are subject to one or more open source licenses. Open source software is typically freely accessible, usable and modifiable. Certain open source software licenses require a user who intends to distribute the open source software as a component of the user’s software to disclose publicly part or all of the source code in the user’s software. In addition, certain open source software licenses require the user of such software to make any derivative works of the open source code available to others on unfavorable terms or at no cost. This can subject previously proprietary software to open source license terms.

While we monitor the use of all open source software in our solutions, processes and technology and try to ensure that no open source software is used in such a way as to require us to disclose the source code with respect to the related product or solution when we do not wish to do so, such use could inadvertently occur. Additionally, if a third-party software provider has incorporated certain types of open source software into software we license from such third party for our solutions, we could, under certain circumstances, be required to disclose the source code to our solutions. This could harm our intellectual property position and have a material adverse effect on our business, results of operations and financial condition.

Our ability to license our software is highly dependent on the quality of our services offerings, and our failure to offer high quality services could adversely affect our subscription revenue and results of operations.

Once our software has been implemented and deployed, our customers depend on us to provide them with ongoing support and resolution of issues relating to our software. Therefore, a high level of service is critical for the continued marketing and sale of our solutions. If we do not efficiently and effectively implement and deploy our software products, or succeed in helping our customers quickly resolve post-deployment issues, our ability to sell software products to these customers would be adversely affected and our reputation in the marketplace and with potential customers could suffer.

If we encounter barriers to the integration of our software or services with software provided by our competitors or with the software used by our customers, our revenue may decline and our research and development expenses may increase.

In some cases our software or services may need to be integrated with software provided by our competitors. These competitors could alter their products in ways that inhibit integration with our software, or they could deny or delay access by us to such software releases, which would restrict our ability to provide our services or adapt our software to facilitate integration with this software and could result in lost sales opportunities. In addition, our software is designed to be compatible with the most common third-party enterprise resource planning (ERP) systems. If the design of these ERP systems changes, integration of our software with new systems would require significant work and substantial allocation of our time and resources and increase our research and development expenses.

Material defects or errors in our software could affect our reputation, result in significant costs to us and impair our ability to sell our solutions, which would harm our business.

The software applications forming part of our solutions may contain material defects or errors, which could materially and adversely affect our reputation, result in significant costs to us and impair our ability to sell our solutions in the future. The costs incurred in correcting any material product defects or errors may be substantial and would adversely affect our operating results. After the release of our products, defects or errors may also be identified from time to time by our internal team and by our customers. Such defects or errors may occur in the future. Any defects that cause interruptions to the availability of our solutions could result in:

•	lost or delayed market acceptance and sales of our solutions;
•	loss of customers;
•	product liability suits against us;
•	diversion of development resources;
•	injury to our reputation; and
•	increased maintenance and warranty costs.
If we are unable to compete effectively with companies offering enterprise talent acquisition and employee performance management solutions, our revenue may decline.

We may not have the resources or expertise to compete successfully in the future. If we are unable to successfully compete, we could lose existing customers, fail to attract new customers and our revenue would decline. The talent acquisition and employee performance management solutions markets are rapidly evolving and highly competitive, and we expect competition in these markets to persist and intensify. Barriers to entry into our industry are low, new software products are frequently introduced and existing products are continually enhanced. We compete with niche point solution vendors such as PeopleClick Authoria, iCIMS, Inc., Global Innovation Corp., Kronos Incorporated, Pilat HR Solutions, Inc., SHLPreVisor, Inc., SuccessFactors, Inc., and Taleo Corporation that offer products that compete with one or more applications contained in our solutions. In some aspects of our business, we also compete with established vendors of ERP software with much greater resources, such as Oracle Corporation (PeopleSoft), SAP AG and Lawson, Inc. To a lesser extent, we compete with vendors of RPO services, including Accolo, Inc., Alexander Mann Solutions, The Right Thing, and survey services such as The Gallup Organization. In addition, many organizations have developed or may develop internal solutions to address enterprise talent acquisition and employee performance management requirements that may be competitive with our solutions.

Some of our competitors and potential competitors, especially vendors of ERP software, have significantly greater financial, support, technical, development, marketing, sales, service and other resources, larger installed customer bases, longer operating histories, greater name recognition and more established relationships than we have. In addition, ERP software competitors could bundle their products with, or incorporate capabilities in addition to, talent acquisition and employee performance management functions, such as automated payroll and benefits, in products developed by themselves or others. Products with such additional functions may be appealing to some customers because they would reduce the number of different types of software or applications used to run their businesses. Our niche competitors’ products may be more effective than our solutions at performing particular talent acquisition and employee performance management functions or may be more customized for particular customer needs in a given market. Further, our competitors may be able to respond more quickly than we can to changes in customer requirements or regulatory changes.

We may engage in acquisitions or investments which present many risks, and we may not realize the anticipated financial and strategic goals for any of these transactions.

We have focused on developing solutions for the enterprise talent acquisition and employee performance management market. Our market is highly fragmented and in the future we may acquire or make investments in complementary companies, products, services or technologies. Acquisitions and investments, including our recent acquisition of Salary.com, involve a number of difficulties that present risks to our business, including the following:

•	we may be unable to achieve the anticipated benefits from the acquisition or investment;
•	we may have difficulty integrating the operations and personnel of the acquired business, and may have difficulty retaining the key personnel of the acquired business;
•	we may have difficulty incorporating the acquired technologies or products with our existing solutions;
•	our ongoing business and management’s attention may be disrupted or diverted by transition or integration issues and the complexity of managing geographically and culturally diverse locations;
•	we may lose customers of those companies that we acquire for reasons such as a particular customer desiring to have multiple service vendors;
•	we may have difficulty maintaining uniform standards, controls, procedures and policies across locations; and
•	we may experience significant problems or liabilities associated with product quality, technology and legal contingencies.

The factors noted above could have a material adverse effect on our business, results of operations and financial condition or cash flows, particularly in the case of a larger acquisition or multiple acquisitions in a short period of time. From time to time, we may enter into negotiations for acquisitions or investments that are not ultimately consummated. These negotiations could result in significant diversion of management time, as well as out-of-pocket costs.

The consideration paid for an investment or acquisition may also affect our financial results. If we were to proceed with one or more significant acquisitions in which the consideration included cash, we could be required to use a substantial portion of our available cash or obtain debt or equity financing. To the extent that we issue shares of our capital stock or other rights to purchase shares of our capital stock as consideration for an acquisition or in connection with the financing of an acquisition, including options or other rights, our existing shareholders may be diluted, and our earnings per share may decrease. In addition, acquisitions may result in the incurrence of debt, large one-time write-offs, including write-offs of acquired in-process research and development costs, and restructuring charges. Acquisitions in the future may require us to incur additional indebtedness to finance our working capital and may also result in goodwill and other intangible assets that are subject to impairment tests, which could result in future impairment charges.

Mergers or other strategic transactions involving our competitors could weaken our competitive position or reduce our revenue.

We believe that our industry is highly fragmented and that there is likely to be consolidation, which could lead to increased price competition and other forms of competition. Increased competition may cause pricing pressure and loss of market share, either of which could have a material adverse effect on our business, results of operations and financial condition. Our competitors may establish or strengthen cooperative relationships with business process outsourcing vendors, systems integrators, third-party consulting firms or other parties. Established companies may not only develop their own products but may also merge with or acquire our current competitors. In addition, we may face competition in the future from large established companies, as well as from emerging companies that have not previously entered the markets for talent acquisition and employee performance management solutions or that currently do not have products that directly compete with our solutions. It is also possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share or sell their products at significantly discounted prices, causing pricing pressure. In addition, our competitors may announce new products, services or enhancements that better meet the price or performance needs of customers or changing industry standards. If any of these events occur, our revenues and profitability could significantly decline.

Because our products collect and analyze applicants’ and employees’ stored personal information, concerns that our products do not adequately protect the privacy of applicants and employees could inhibit sales of our products.

Some of the features of our talent acquisition and employee performance management applications depend on the ability to develop and maintain profiles of applicants and employees for use by our customers. These profiles contain personal information, including job experience, banking information, social security numbers, home address and home telephone number. Typically, our software applications capture this personal information when an applicant creates a profile to apply for a job, is being on-boarded, and an employee completes a performance review. Our software applications augment these profiles over time by capturing additional data and collecting usage data. Although our applications are designed to protect user privacy, privacy concerns nevertheless may cause employees and applicants to resist providing the personal data necessary to support our products. Any inability to adequately address privacy concerns could inhibit sales of our products and seriously harm our business, financial condition and operating results.

Evolving European Union regulations related to confidentiality of personal data may adversely affect our business.

In order to provide our solutions to our customers, we rely in part on our ability to access our customers’ employee and applicant data. The European Union and other jurisdictions have adopted various data protection regulations related to the confidentiality of personal data. To date, these regulations have not restricted our business as we have qualified for a safe harbor available for U.S. companies that collect personal data from areas under the jurisdiction of the European Union. To the extent that these regulations are modified in such a manner that this safe harbor is no longer available, our ability to conduct business in the European Union may be adversely affected.

We may face risks associated with our international operations that could impair our ability to grow our revenue.

We generate a significant portion of our revenue outside the United States. For example, for the years ended December 31, 2010 and 2009, the percentage of revenue generated from customers outside the United States was 26.3% and 20.9%, respectively. We intend to continue selling into our existing international markets and to expand into international markets where we currently do not conduct business, which will require significant management attention and financial resources. If we are unable to continue to sell our products effectively in the existing international markets and expand into additional international markets, our ability to grow our business would be adversely affected. Some of the key factors that may affect our ability to maintain and expand our operations and sales in foreign countries include:

•	difficulty in staffing and managing foreign operations, including our ability to provide services to our customers;
•	building and maintaining a competitive presence in existing and new markets;
•	difficulty enforcing contracts and collecting accounts receivable, leading to longer collection periods;
•	certification, qualification and compliance requirements and expenses relating to our products and business;
•	regulatory requirements, including import and export regulations;
•	changes in currency exchange rates;
•	dependence on third parties to market our solutions through foreign sales channels;

•	reduced protection for intellectual property rights;
•	less stringent adherence to ethical and legal standards by prospective customers;
•	potentially adverse tax treatment;
•	the need to localize products for other languages and country-specific business requirements and regulations;
•	difficulty competing with local vendors;
•	language and cultural barriers; and
•	political and economic instability.
Foreign currency exchange rate risks may adversely affect our results of operations.

Material portions of our revenue and expenses are generated by our operations in foreign countries, and we expect that our foreign operations will account for a material portion of our revenue and expenses in the future. Substantially all of our international expenses and revenue are denominated in foreign currencies, mostly the Indian rupee, British pound, euro and Canadian dollar. For the year ended December 31, 2010, we generated approximately 26.3% of our total revenue and incurred approximately 25.0% of our total costs in foreign currencies. As a result, our financial results could be affected by factors, such as changes in foreign currency exchange rates or weak economic conditions in European markets and other foreign markets in which we have operations. Fluctuations in the value of those currencies in relation to the U.S. dollar have caused and will continue to cause dollar-translated amounts to vary from one period to another. We also incur foreign currency exchange rate risk whenever one of our operating subsidiaries enters into either a purchase or a sales transaction using a currency other than the local currency in which it receives revenue and pays expenses. Given the volatility of exchange rates, we may not be able to manage effectively our currency translation or transaction risks, which may adversely affect our financial condition and results of operations.

Changes in the regulatory environment and general economic condition in India, China and elsewhere could have a material adverse effect on our business.

The business and regulatory climates in India, China and other developing economies in which we operate are constantly evolving; developments in the regulatory environment in particular are difficult to predict, and enforcement of current and new laws and regulations may not be consistent. Adverse changes in the business or regulatory climate in these countries, including developments that make enforcement of our property rights more challenging or expensive, could have a material adverse effect on our business.

In addition, wages in India, China and other developing economies in which we operate are increasing at a faster rate than in the United States. In the event that wages continue to rise, the cost benefit of operating in India and elsewhere may diminish. India has also experienced significant inflation in the past and has been subject to civil unrest and terrorism. There can be no assurance that these and other factors will not have a material adverse effect on our business and results of operations.

We may not be able to raise capital on terms that are favorable to us.

As of March 31, 2011, we had cash and cash equivalents of approximately $19.7 million. Changes in our operating plans, lower than anticipated revenue, increased expenses or other events may cause us to seek additional debt or equity financing. Financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could negatively impact our growth plans and our financial condition and consolidated results of operations. Additional equity financing, including financing from this offering, would be dilutive to the holders of our common stock, and debt financing, if available, may involve significant cash payment obligations and covenants or financial ratios that restrict our ability to operate our business.

Our credit facility contains certain financial covenants, the breach of which may adversely affect our financial condition.

We have a senior secured credit agreement with PNC Bank, N.A., under which we had borrowings of approximately $36.8 million as of March 31, 2011. Our agreement with PNC Bank contains financial covenants that require us to maintain certain ratios. If we are not in compliance with our financial covenants, the amounts drawn on the facility may become immediately due and payable. Any requirement to immediately pay outstanding amounts under a credit facility may negatively impact our financial condition and we may be forced by our creditor into actions, which may not be in our best interests. As of March 31, 2011, we were in compliance with our financial covenants.

Our results of operations may be adversely affected if we are subject to a protracted infringement claim or a claim that results in a significant damage award.

We expect that software product developers, such as ourselves, will increasingly be subjected to infringement claims as the numbers of products and competitors grow and the functionality of products in different industry segments overlaps. Our competitors or other third parties have challenged and may challenge in the future the validity or scope of our intellectual property rights. A claim may also be made relating to technology that we acquire or license from third parties. If we were subject to a claim of infringement, regardless of the merit of the claim or our defenses, infringement claims could:

•	require costly litigation to defend and resolve, and the payment of substantial damages;
•	require significant management time and attention;
•	cause us to enter into unfavorable royalty or license agreements;
•	require us to discontinue the sale of our solutions;
•	create negative publicity that adversely affects the demand for our solutions;
•	require us to indemnify our customers; and/or
•	require us to expend additional development resources to redesign our software.

Litigation could be costly for us to defend, have a negative effect on our operating results and financial condition or require us to devote additional research and development resources to change our software.

Our data is obtained from a variety of sources, some of which may not be available to us in the future.

Our proprietary compensation data sets are comprised of extensive data. We obtain our data from a variety of sources, including major consulting firms and our partners, the Securities and Exchange Commission (the SEC) and other U.S. government agencies and other third-party providers, and through our own research efforts. We generally obtain data on a non-exclusive basis and in a summary form. While we do not generally have an ability to resell such data in its entirety, we use such data internally in generating our proprietary data sets. We cannot assure you that the data we require for our proprietary data sets will be available from these sources in the future or that the cost of such data will not increase. From time to time in the past, third parties have sent us letters asserting that our use of data may have violated our agreement with them or infringed upon their copyright. Although we believe that our purchase and use of all third-party surveys complies with copyright law and any applicable license agreements, we cannot assure you that we will prevail in any such claims asserted against us and any litigation, regardless of its validity, may involve significant costs and could divert our management’s time and attention from developing our business.

If any third-party successfully asserts a claim that we have violated their copyrights or our license agreements with them, we may be required to remove the applicable data from our data sets and regenerate our data sets without such data. Additionally, we may no longer be able to obtain data from the provider or other providers on reasonable terms, if at all. Any inability to obtain data may have a material adverse effect on our business, financial condition and results of operations.

Further, as we expand our customer base to include customers outside of the United States, we may not be able to obtain sufficient international data on reasonable terms to support our data sets. We plan to obtain data which we believe is sufficient to build proprietary data sets in order to support the development of an international business. We expect to incur substantial expense to build proprietary data sets for international markets. We cannot assure you that we will be able to successfully obtain sufficient data to develop proprietary data sets for international markets.

We employ technology licensed from third parties for use in or with our solutions, and the loss or inability to maintain these licenses on similar terms or errors in the software we license could result in increased costs, or reduced service levels, which would adversely affect our business.

We include in the distribution of our solutions certain technology obtained under licenses from other companies. We anticipate that we will continue to license technology and development tools from third parties in the future. There may not always be commercially reasonable software alternatives to the third-party software that we currently license, or any such alternatives may be more difficult or costly to replace than the third-party software that we currently license. In addition, integration of our software with new third-party software may require significant work and substantial allocation of our time and resources. Also, to the extent we depend upon the successful operation of third-party products in conjunction with our software, any undetected errors in these third-party products could prevent the implementation or impair the functionality of our software, delay new solution introductions and injure our reputation. Our use of additional or alternative third-party software would require us to enter into license agreements with third parties, which could result in higher costs.

If we do not retain our executive officers, our ability to manage our business and continue our growth could be negatively impacted.

We have grown significantly in recent years, and management responsibilities remain concentrated in a small number of executive officers, most of whom have been employed with us for at least five years. Our future success will depend to a significant extent on the continued service of these executive officers, namely Nooruddin S. Karsan, Troy A. Kanter, Donald F. Volk, James P. Restivo and Archie L. Jones, Jr., as well as our other key employees, software engineers and senior technical and sales personnel. We have not entered into employment agreements with any of our employees. The loss of the services of any of these individuals or group of individuals could have a material adverse effect on our business, financial condition and results of operations. Competition for qualified personnel in the software industry is intense, and we compete for these personnel with other software companies that have greater financial and other resources than we do. If we lose the services of one or more of our executive officers or other key personnel, or if one or more of them decide to join a competitor or otherwise compete directly or indirectly with us, our business could be harmed. Searching for replacements for key personnel could also divert management’s time and attention and result in increased operating expenses.

We will not be able to maintain our revenue growth if we do not attract, train and retain qualified sales personnel.

If we fail to successfully maintain and expand our sales force, our future revenue and profitability will be adversely affected. We depend on our direct sales force for substantially all of our revenue and intend to make significant expenditures in upcoming years to expand our sales force. Our future success will depend in part upon the continued expansion and increased productivity of our sales force. To the extent that we experience attrition in our direct sales force, we will need to hire replacements. We face intense competition for sales personnel in the software industry, and we may not be successful in hiring, training or retaining our sales personnel in accordance with our plans. Even if we hire and train a sufficient number of sales personnel, we may not generate enough additional revenue to exceed the expense of hiring and training the new personnel.

Failure to implement the appropriate controls and procedures to manage our growth could harm our growth, business, operating results and financial condition.

We have and may continue to have periods of growth in our operations, which have placed, and may continue to place, a significant strain on our management, administrative, operational, technical and financial infrastructure. We increased our employee base from 693 employees in 2005 to 1,220 employees in 2006; 1,373 employees in 2007; and 1,535 employees in 2008. In 2009, due to the continued deterioration in the economic environment we experienced a decrease in employees to 1,459. In 2010, we increased our employees to 1,963.

The increase in employees during 2008 was primarily due to the addition of 135 employees that we acquired as a part of our acquisition of Quorum International Holdings Limited (Quorum). The increase in employees during 2010 was primarily due to the addition of 333 employees that we acquired as a part of our acquisitions of The Center for High Performance Development and Salary.com.

To manage our growth, we will need to continue to improve our operational, financial and management processes and controls and reporting systems and procedures. This effort may require us to make significant capital expenditures or to incur significant expenses, and may divert the attention of our personnel from our core business operations, any of which may adversely affect our financial performance. If we fail to successfully manage our growth, our business, operating results and financial condition may be adversely affected.

Evolving regulation of the Internet may increase our expenditures related to compliance efforts, which may adversely affect our financial condition.

As Internet commerce continues to evolve, increasing regulation by federal, state and/or foreign agencies becomes more likely. We are particularly sensitive to these risks because the Internet is a critical component of our business model. For example, we believe that increased regulation is likely in the area of data privacy, and laws and regulations applying to the solicitation, collection, processing or use of personal or consumer information could affect our customers’ ability to use and share data, potentially reducing demand for solutions accessed via the Internet and restricting our ability to store, process and share data with our customers via the Internet. In addition, taxation of services provided over the Internet or other charges imposed by government agencies or by private organizations for accessing the Internet may also be imposed. Any regulation imposing greater fees for Internet use or restricting information exchange over the Internet could result in a decline in the use of the Internet and the viability of Internet-based services, which could harm our business.

The failure of our solutions to comply with employment laws may require us to indemnify our customers, which may harm our business.

Some of our customer contracts contain indemnification provisions that require us to indemnify our customers against claims of non-compliance with employment laws related to hiring. To the extent these claims are successful and exceed our insurance coverages, these obligations would have a negative impact on our cash flow, results of operation and financial condition.

Our reported financial results may be adversely affected by changes in generally accepted accounting principles.

Generally accepted accounting principles in the United States are subject to interpretation by the Financial Accounting Standards Board, or FASB, the American Institute of Certified Public Accountants, the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our historical or future financial results. For example, prior to January 1, 2006, we were not required to record share-based compensation charges if the employee’s stock option exercise price was equal to or exceeded the deemed fair value of the underlying security at the date of grant. However, effective January 1, 2006 we are required to record the fair value of stock options as an expense in accordance with new accounting pronouncements.

Unexpected changes in tax rates and regulations could negatively impact our operating results.

We currently conduct significant activities internationally. Our foreign subsidiaries accounted for 26.3% of our total revenues during the year ended December 31, 2010, and 20.9% of our total revenues during the year ended December 31, 2009. Our financial results may be negatively impacted to the extent tax rates in foreign countries where we operate increase and/or exceed those in the United States and as a result of the imposition of withholding requirements on foreign earnings.

We are at risk of securities class action litigation.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. More specifically, in 2009 two putative securities class actions were filed against us. While these actions were concluded in our favor, there can be no assurance that other securities class actions will not be filed against us in the future. If our stock price is volatile, we may become the target of securities litigation. Securities litigation could result in substantial costs and divert our management’s attention and resources from our business.

Risks Related to this Offering and the Ownership of Our Common Stock

The market price of our common stock has been, and may continue to be, volatile, and our shareholders may be unable to resell their shares at a profit.

The market price of our common stock has been subject to significant fluctuations and may continue to fluctuate or decline. From September 2008 through May 12, 2011, our common stock has been particularly volatile as the price of our common stock has ranged from a high of $33.00 to a low of $3.66. In the past several years, technology stocks have experienced high levels of volatility and significant declines in value from their historic highs. Additionally, as a result of the current global credit crisis and the concurrent economic downturn in the U.S. and globally, there have been significant declines in the values of equity securities generally in the U.S. and abroad. Factors that could cause fluctuations in the trading price of our common stock include the following:

•	price and volume fluctuations in the overall stock market from time to time;
•	significant volatility in the market price and trading volume of software companies in general, and HR software companies in particular;
•	actual or anticipated changes in our earnings or fluctuations in our operating results;
•	general economic conditions and trends;
•	major catastrophic events;
•	the timing and magnitude of stock repurchases pursuant to our stock repurchase plan;
•	sales of large blocks of our stock; or
•	departures of key personnel.
Future sales of our common stock in the public market could cause our stock price to fall.

Sales of a substantial number of shares of our common stock in the public market that were previously restricted from sale, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. In the event that we do raise capital through the sale of additional equity securities, the dilution represented by the additional shares of our equity securities in the public market could cause our stock price to fall, in which case you may not be able to sell your shares of our equity securities at a price equal to or above the price you paid to acquire them.

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our stock price and trading volume could decline.

The trading market for our common stock depends on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade their valuation of our stock or otherwise form and publish more negative opinions, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

From time to time, we have conducted share repurchase programs, which may restrict our funds available for other actions and negatively affect the market price of our securities.

Since November 2007, we have repurchased 3,125,651 shares of our common stock under share repurchase plans at an average price per share of $17.80 and an aggregate cost of $55.8 million. These shares were restored to original status and accordingly are presented as authorized but not issued. Share repurchases may not have the effects anticipated by our board of directors and may instead harm the market price of our securities. Share repurchase plans may use a significant portion of our cash reserves and could limit our future flexibility to complete acquisition transactions or fund other growth opportunities. In addition, the share repurchases are subject to regulatory requirements. We may become subject to lawsuits regarding the use of our cash for share repurchases or for the failure to follow applicable regulatory requirements in connection with our share repurchase program. Our repurchase plans will also likely result in an increase in the share percentage ownership of our existing shareholders, and such increase may trigger disclosure or other regulatory requirements for our larger shareholders. As a result, certain shareholders may liquidate a portion of their holdings. In addition, our repurchase plans may decrease our public float as shares are repurchased by us on the open market pursuant to the plan and may have a negative effect on our trading volume. Such outcomes may have a negative impact on the liquidity of our common stock, the market price of our common stock and could make it easier for others to acquire a larger percentage of our voting securities. For the years ended December 31, 2010 and 2009, no repurchases were made under the stock repurchase plan.

Anti-takeover provisions of Pennsylvania law and our articles of incorporation and bylaws could delay and discourage takeover attempts that shareholders may consider to be favorable.

Certain provisions of our articles of incorporation and applicable provisions of the Pennsylvania Business Corporation Law may make it more difficult for a third party to, or prevent a third party from, acquiring control of us or effecting a change in our board of directors and management. These provisions include:

•	the classification of our board of directors into three classes, with one class elected each year;
•	prohibiting cumulative voting in the election of directors;
•	the ability of our board of directors to issue preferred stock without shareholder approval;
•	our shareholders may only take action at a meeting of our shareholders and not by written consent;
•	prohibiting shareholders from calling a special meeting of our shareholders;
•	our shareholders must comply with advance notice procedures in order to nominate candidates for election to our board of directors or to place shareholders proposals on the agenda for consideration at any meeting of our shareholders; and
•	prohibiting us from engaging in some types of business combinations with holders of 20% or more of our voting securities without prior approval of our board of directors, unless a majority of our disinterested shareholders approve the transaction.

The Pennsylvania Business Corporation Law further provides that because our articles of incorporation provide for a classified board of directors, shareholders may remove directors only for cause. These and other provisions of the Pennsylvania Business Corporation Law and our articles of incorporation and bylaws could delay, defer or prevent us from experiencing a change of control or changes in our board of directors and management and may adversely affect our shareholders’ voting and other rights. Any delay or prevention of a change of control transaction or changes in our board of directors and management could deter potential acquirers or prevent the completion of a transaction in which our shareholders could receive a substantial premium over the then current market price for their shares of our common stock.

We have broad discretion in the use of the proceeds of this offering, which could result in our utilization of the proceeds in ways that may not yield a return to stockholders.

Our management will have broad discretion over the use and investment of the net proceeds from this offering, and accordingly, investors in this offering will need to rely upon the judgment of our management with respect to the use of proceeds. Our management may utilize a portion or all of the net proceeds from this offering in ways that our stockholders may not agree with or that may not yield a favorable return, if any. You will not have the opportunity to influence our decision on how the net proceeds from this offering are used. The failure of our management to apply the net proceeds from this offering effectively could harm our business, financial condition and results of operations.

We will continue to incur significant increased costs as a result of operating as a public company.

As a public company, we will continue to incur significant legal, accounting and other expenses to comply with the laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002, The Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act), and rules adopted by the SEC and by the NASDAQ Global Select Market. In addition, any changes in such regulations have resulted in increased costs to us as we respond to these requirements. For example, we must use certain required internal controls and disclosure controls and procedures, as required by Section 404 of the Sarbanes-Oxley Act of 2002. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 requires that we incur substantial accounting expense and expend significant management efforts. In addition, we continue to bear all of the internal and external costs of preparing and distributing periodic public reports in compliance with our obligations under the securities laws.

The Dodd-Frank Act requires publicly traded companies to give stockholders a non-binding vote on executive compensation and so-called “golden parachute” payments, and authorizes the SEC to promulgate rules that would allow stockholders to nominate their own candidates using a company’s proxy materials. It also provides that the listing standards of the national securities exchanges shall require listed companies to implement and disclose “clawback” policies mandating the recovery of incentive compensation paid to executive officers in connection with accounting restatements.

New and amended laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act, and related regulations implemented by the SEC and The NASDAQ Global Select Market, are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We will continue to invest resources to comply with laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from potentially revenue-generating activities to compliance activities. If our efforts to comply with new and amended laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

We have never paid dividends on our common stock, and because we do not anticipate paying any such cash dividends in the foreseeable future, capital appreciation, if any, of our common stock will be at your sole source of gain on an investment in our stock.

We have never paid cash dividends on our common stock and we currently intend to retain our cash and future earnings, if any, to fund the development and growth of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of the common stock offered pursuant to this prospectus supplement will be approximately $87.0 million, or approximately $100.2 million if the underwriters exercise their over-allotment option in full, based upon the assumed public offering price of $30.73 and after deducting the estimated underwriting discounts and commissions and offering expenses that are payable by us. A $1.00 increase (decrease) in the assumed public offering price of $30.73 per share would increase (decrease) the net proceeds to us from this offering by approximately $2.9 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus supplement, remains the same and after deducting the estimated underwriting discounts and commissions and offering expenses payable by us. We may also increase or decrease the number of shares we are offering. We do not expect that a change in the offering price or the number of shares by these amounts would have a material effect on our uses of the proceeds from this offering, although it may impact the amount of time prior to which we will need to seek additional capital, if any.

We currently intend to use the net proceeds from the sale of our common stock for working capital and general corporate purposes. We may also use a portion of the net proceeds of this offering to acquire or invest in strategic businesses or technologies. We have not yet determined all of our anticipated expenditures and cannot estimate the amounts to be used for each of the purposes discussed above. The amounts and timing of any expenditure will vary depending on the amount of cash generated by our operations, competitive and technological developments and the rate of growth, if any, of our business. Accordingly, our management will have broad discretion in applying the net proceeds from this offering.

Pending the uses described above, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities. We cannot predict whether the proceeds invested will yield a favorable return.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the NASDAQ Global Select Market under the symbol “KNXA.” The following table sets forth, for the time period indicated, the high and low sales prices of our common stock as reported on the NASDAQ Global Select Market.

	High	Low
2009
First Quarter	$8.37	$3.66
Second Quarter	$14.20	$5.27
Third Quarter	$15.40	$9.48
Fourth Quarter	$14.77	$10.39
2010
First Quarter	$14.52	$9.58
Second Quarter	$16.05	$11.08
Third Quarter	$18.52	$10.75
Fourth Quarter	$22.91	$17.44
2011
First Quarter	$27.78	$20.06
Second Quarter (through May 12, 2011)	$33.00	$26.00

As of May 12, 2011, there were 61 holders of record of our common stock. On May 12, 2011, the last sale price reported on the NASDAQ Global Select Market for our common stock was $30.73 per share.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our common stock since our inception. We intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Consequently, shareholders will need to sell shares of our common stock to realize a return on their investment, if any.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and investments and capitalization as of March 31, 2011:

•	on an actual basis; and
•	on a pro forma basis to reflect the sale of by us of 3,000,000 shares of common stock in this offering at the assumed public offering price of $30.73 per share, after deducting estimated underwriting discounts and commissions and offering expenses.

This table should be read with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes thereto appearing in our most recent quarterly and annual reports, which are incorporated by reference into the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

	As of March 31, 2011
	Actual	Pro Forma(1)
	(Unaudited) (in thousands, except share data)
Cash, cash equivalents and investments	$19,657	$106,728
Total debt(2)	41,526	41,526
Shareholders’ equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized, no shares issued and outstanding, actual; 10,000,000 shares authorized, no shares issued and outstanding, pro forma	—	—
Common stock, $.01 par value, 100,000,000 shares authorized, 23,406,896 shares issued and outstanding, actual; 100,000,000 shares authorized, 26,406,896 shares issued and outstanding, pro forma.	234	264
Additional paid-in capital	288,500	375,541
Accumulated deficit	(148,438)	(148,438)
Accumulated other comprehensive loss	(2,900)	(2,900)
Total shareholders’ equity	137,396	224,467
Total capitalization	$178,922	$265,993

(1)	Each $1.00 increase (decrease) in the assumed public offering price of $30.73 per share would increase (decrease) each of cash, cash equivalents and investments, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $2.9 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus supplement, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
(2)	Debt is defined as short and long term debt, short and long term capital lease obligations, current notes payable and noncontrolling interest.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share and the pro forma net tangible book value per share of our common stock after this offering. Our net tangible book value as of March 31, 2011 was approximately $30.2 million, or approximately $1.28 per share of common stock. Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, and dividing this amount by the number of shares of common stock outstanding.

Investors participating in this offering will incur immediate dilution. After reflecting the sale of 3,000,000 shares of common stock offered by us in this offering at the assumed public offering price of $30.73 per share, less the underwriting discounts, commissions and estimated offering expenses payable by us, our adjusted net tangible book value of our common stock as of March 31, 2011 would have been approximately $117.2 million, or approximately $4.44 per share. The change represents an immediate increase in pro forma net tangible book value per share of our common stock of $3.16 per share to existing stockholders and an immediate dilution in the net tangible book value of $26.29 per share to new investors participating in this offering at the assumed public offering price. The following table illustrates this dilution on a per share basis:

Assumed public offering price per share		$30.73
Historical net tangible book value per share as of March 31, 2011	$1.28
Pro forma increase in net tangible book value per share attributable to investors participating in this offering	3.16
Pro forma net tangible book value per share after this offering		4.44
Pro forma dilution per share to new investors participating in this offering		$26.29

A $1.00 increase (decrease) in the assumed public offering price of $30.73 per share would increase (decrease) the pro forma net tangible book value by $2.9 million, the pro forma net tangible book value per share after this offering by $0.11 per share and the dilution in pro forma net tangible book value per share to investors in this offering by $0.89 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and offering expenses payable by us.

If the underwriters exercise in full their over-allotment option to purchase 450,000 additional shares of common stock at the assumed public offering price of $30.73 per share, the pro forma net tangible book value of the common stock after this offering would be $4.86 per share, representing an increase in pro forma net tangible book value of the common stock of $3.58 per share to existing stockholders and immediate dilution in pro forma net tangible book value of the common stock of $25.87 per share to new investors purchasing shares of common stock in this offering at the assumed public offering price.

The foregoing illustration does not reflect potential dilution from the exercise of options and shares available for distribution upon settlement of restricted stock units outstanding. As of March 31, 2011, there were 3,137,207 options to purchase shares of common stock and 131,350 shares of restricted stock units outstanding under our 2005 Equity Incentive Plan (the 2005 Option Plan) and 2000 Equity Incentive Plan. As of March 31, 2011, a total of 117,691 shares of common stock were available for issuance under the 2005 Option Plan. A proposal to amend and restate the 2005 Option Plan will be voted upon by our shareholders at our 2011 annual meeting, scheduled to be held on May 18, 2011, or at any adjournment or postponement of the annual meeting. If the proposal is approved, an additional 1,900,000 shares of common stock would be available for issuance under the amended and restated 2005 Option Plan. As of March 31, 2011, there were 382,314 shares available for issuance pursuant to our 2006 Employee Stock Purchase Plan.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS OF COMMON STOCK

This discussion describes the material U.S. federal income tax and estate tax consequences applicable to non-U.S. holders (as defined below) of the purchase, ownership and disposition of our common stock pursuant to this offering. This discussion does not address any other aspect of U.S. federal tax, or the state, local or non-U.S. tax consequences of an investment in our common stock. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, its legislative history, existing and proposed regulations promulgated thereunder, published rulings and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis.

This discussion applies to non-U.S. holders who beneficially own our common stock as a capital asset for U.S. federal income tax purposes. This discussion does not address all U.S. federal income tax and estate tax considerations that may be relevant to a particular holder in light of that holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax and estate tax laws, including, without limitation, certain former citizens or permanent residents of the United States, an integral part or controlled entity of a foreign sovereign, partnerships and other pass-through entities, real estate investment trusts, regulated investment companies, “controlled foreign corporations,” “passive foreign investment companies,” banks, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, persons that own or have owned more than 5% of our common stock, persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation, or persons that hold our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction.

For U.S. federal income tax purposes, income earned through a U.S. or non-U.S. partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is attributed to its owners. Accordingly, if a partnership holds our common stock, the tax treatment of its owners will generally depend on their specific status and the activities of the partnership. This discussion does not address the tax treatment of partnerships or persons who hold their common stock through partnerships for U.S. federal income tax purposes. Partners of partnerships that hold our common stock are urged to consult their own tax advisors concerning the particular U.S. federal income tax consequences applicable to them.

The actual tax consequences of investing in our common stock will vary depending on each prospective purchaser’s circumstances. Prospective purchasers are urged to consult their own tax advisors concerning the particular U.S. federal tax consequences to them of the purchase, ownership and disposition of our common stock, as well as the consequences to them arising under the laws of any other taxing jurisdiction.

For purposes of the U.S. federal income tax discussion below, a non-U.S. Holder is any beneficial owner of our common stock that is not a “U.S. person” or a partnership for U.S. federal income tax purposes. A U.S person is any of the following:

•	a citizen or resident of the United States for U.S. federal income tax purposes;
•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States or any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or
•	a trust if (a) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect to be treated as a U.S. person.

Distributions on Common Stock

As discussed under “Dividend Policy” above, we do not anticipate paying any cash dividends in the foreseeable future. If, however, we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described under the section titled “-Gain on Sale or Disposition of Common Stock” below.

Dividends paid to a non-U.S. holder of our common stock that are not effectively connected with a U.S. trade or business conducted by such holder generally will be subject to withholding tax at a rate of 30% of the gross amount of the dividends or such reduced rate specified by an applicable income tax treaty. In order to obtain the benefit of a reduced treaty rate, a non-U.S. holder must provide a properly executed Internal Revenue Service (“IRS”) Form W-8BEN (or other applicable form) certifying its entitlement to benefits under an applicable treaty. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically.

If a non-U.S. holder is engaged in a trade or business in the United States, and dividends paid to the non-U.S. holder are effectively connected with the conduct of that trade or business, the non-U.S. holder will generally be taxed on a net income basis in the same manner as a U.S. person, subject to an applicable income tax treaty providing otherwise. The withholding tax discussed in the preceding paragraph does not apply to dividends paid to a non-U.S. holder who provides a Form W-8ECI (or other applicable form), certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or such lower rate specified by an applicable tax treaty).

Gain on Sale or Disposition of Common Stock

Subject to the discussion below concerning backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of our common stock, unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. Holder in the United States);
•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the sale or disposition and certain other requirements are met; or
•	we are or have been a U.S. real property holding corporation (“USRPHC”) as defined in the Code, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and our common stock has ceased to be traded on an established securities market.

Unless an applicable tax treaty provides otherwise, the gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis in the same manner as if such holder were a U.S. person. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable tax treaty).

Gain described in the second bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by U.S. source capital losses of the non-U.S. holder.

With respect to the third bullet point above, although there can be no assurance, we believe that we are not, and we do not anticipate becoming, a USRPHC.

Federal Estate Tax

Common stock owned or treated as owned by an individual who is a non-U.S. holder (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on our common stock and the proceeds from a sale or other disposition of our common stock. Copies of information returns may be made available to the tax authorities of the country in which a non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement. A non-U.S. holder may have to comply with certification procedures to establish that it is not a U.S. person in order to avoid information reporting and backup withholding tax requirements. The certification procedures required to claim a reduced rate of withholding under an income tax treaty will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. holder may be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such non-U.S. holder to a refund, provided that the required information is timely furnished to the IRS.

Additional Withholding on Certain Foreign Entities

Recent legislation generally imposes a withholding tax of 30% on payments to certain foreign entities, after December 31, 2012, of dividends on and the gross proceeds of dispositions of our common stock. In general, if the payment is made to a “foreign financial institution” the payment will be subject to the 30% withholding unless the foreign financial institution has entered into an agreement with the IRS with respect to the diligence and reporting of certain of its U.S. account holders. If the payment is made to a “non-financial foreign entity” it will be subject to the 30% withholding unless the non-financial foreign entity certifies that it does not have substantial U.S. owners or it furnishes identifying information regarding each substantial U.S. owner. The documentation needed to preclude this withholding is being developed by the IRS. It is likely that the documentation needed to preclude this withholding will be different from and in addition to the beneficial owner certification requirements described above. Non-U.S. holders should consult their tax advisors regarding the possible implications of this legislation on their investment in our common stock.

UNDERWRITING

The underwriters named below, for whom Cowen and Company, LLC and Lazard Capital Markets LLC are acting as representatives, have agreed to purchase, subject to the terms of an underwriting agreement, the number of shares listed opposite their names below. The underwriters are committed to purchase and pay for all of the shares if any are purchased, other than those shares covered by the over-allotment option described below.

Underwriters	Number of Shares
Cowen and Company, LLC
Lazard Capital Markets LLC
JMP Securities LLC
Oppenheimer & Co. Inc.
Wedbush Securities Inc.
Total	3,000,000

The underwriting agreement provides that the obligations of the several underwriters to purchase shares of our common stock are subject to the satisfaction of the conditions contained in the underwriting agreement, which include that:

•	the representations and warranties made by us to the underwriters are true;
•	there is no material adverse change in our business; and
•	we deliver customary closing documents to the underwriters.

The underwriters have advised us that they propose to offer the shares initially to the public at $   per share. The underwriters propose to offer the shares to certain dealers at the same price less a concession of not more than $   per share. After this offering, these figures may be changed by the underwriters.

We have granted to the underwriters an over-allotment option to purchase up to an additional 450,000 shares of our common stock from us at the same price as to the public, and with the same underwriting discount, as set forth on the front cover of this prospectus supplement. The underwriters may exercise this option any time during the 30-day period after the date of this prospectus supplement, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares as it was obligated to purchase under the underwriting agreement.

The following table shows the underwriting discounts and commissions to be paid to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

	No Exercise	Full Exercise
Per share	$	$
Total to be paid by us	$	$

We estimate that the total expenses of this offering payable by us, excluding underwriting discounts and commissions, will be approximately $1.0 million, including reimbursement of the underwriters for certain expenses incurred by them in connection with this offering. We have agreed to indemnify the underwriters against certain liabilities that may be based upon an untrue statement of material fact contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference therein, including civil liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have informed us that neither they, nor any other underwriter participating in the distribution of this offering, will make sales of our common stock offered by this prospectus supplement to accounts over which they exercise discretionary authority without the prior specific written approval of the customer.

The offering of our shares of common stock is made for delivery when and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation, or modification of this offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or part.

We and each of our directors and executive officers have entered into lock-up agreements with the underwriters providing that they will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock, whether any transaction is to be settled by delivery of common stock or other securities, in cash or otherwise, without the prior written consent of Cowen and Company, LLC and Lazard Capital Markets LLC for a period of 90 days after the date of this prospectus supplement.

Notwithstanding the foregoing, for the purpose of allowing the underwriters to comply with FINRA Rule 2711(f)(4), if the provisions of FINRA Rule 2711(f) apply with respect to the common stock on the final day of the 90-day lock-up period and (1) during the last 17 days of the initial 90-day lock-up period, we release earnings results or announce material news or a material event relating to us or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, then in each case the lock-up period with respect to the lock-up agreements between the underwriters and our directors and executive officers may be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable.

The lock-up agreements do not prevent a director or executive officer from transferring such securities by bona fide gift or by will or intestate succession to his or her immediate family or to a trust, the sole beneficiary of which is such director or executive officer or his or her immediate family, or by a bona fide gift to an educational institution or other charity. Cowen and Company, LLC and Lazard Capital Markets LLC may waive their lock-up restrictions without public notice. Our lock-up agreement with the underwriters does not limit our ability to (i) issue common stock upon the conversion or exchange of convertible or exchangeable securities outstanding on the date hereof; (ii) issue common stock pursuant to the exercise of options outstanding on the date hereof, (iii) grant options to purchase common stock under our stock option plans or (iv) issue common stock pursuant to our Employee Stock Purchase Plan. The lock-up agreements with certain of our directors and executive officers also permit (x) sales or transfers of up to a total of 58,750 shares of common stock for all such persons made pursuant to any contract, instruction or plan complying with Rule 10b5-1 under the Exchange Act (a 10b5-1 plan) and existing on the date hereof, and (y) sales, transfers or dispositions of up to 800,000 shares of common stock currently pledged by the chief executive officer to secure a variable post-paid forward contract and a line of credit.

To facilitate this offering, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of our common stock during and after this offering. Specifically, the underwriters may over-allot or otherwise create a short position in our common stock for their own account by selling more shares of our common stock than have been sold to them by us. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. “Naked” short sales are sales in excess of this option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

In addition, the underwriters may stabilize or maintain the price of our common stock by bidding for or purchasing shares of our common stock in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of our common stock previously distributed in this offering are repurchased, whether in connection with stabilization transactions or otherwise.

The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our common stock to the extent that it discourages resales of our common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the NASDAQ Global Select Market or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriters participating in this offering or by their affiliates. In those cases, prospective investors may view offering terms and this prospectus supplement and the accompanying prospectus online and, depending upon the underwriter, prospective investors may be allowed to place orders online or through their financial advisor. The representatives may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by the underwriters is not part of this prospectus supplement and the accompanying prospectus or the registration statement of which the prospectus supplement and the accompanying prospectus form a part, has not been approved or endorsed by us or the underwriters in its capacity as underwriter and should not be relied upon by investors.

United Kingdom.  Each of the underwriters has represented and agreed that:

•	it has not made or will not make an offer of the securities to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended) (FSMA) except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority (FSA);
•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to us; and
•	it has complied with and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Switzerland.  The securities will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to article 652a or 1156 of the Swiss Federal Code of Obligations.

European Economic Area.   In relation to each Member State of the European Economic Area (Iceland, Norway and Lichtenstein in addition to the member states of the European Union) that has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of the securities to the public in that Relevant Member State prior to the publication of a prospectus in relation to the securities that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the securities to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;
•	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any securities under, the offer contemplated in this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

•	it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and
•	in the case of any securities acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (1) the securities acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives of the underwriters has been given to the offer or resale; or (2) where securities have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those securities to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of the provisions in the two immediately preceding paragraphs, the expression an “offer of the securities to the public” in relation to the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Arab Emirates.  This document has not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), Emirates Securities and Commodities Authority or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai International Financial Services Authority (the “DFSA”), a regulatory authority of the Dubai International Financial Centre (the “DIFC”). The issue of shares of common stock does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and the Dubai International Financial Exchange Listing Rules, accordingly or otherwise.

The shares of common stock may not be offered to the public in the UAE and/or any of the free zones including, in particular, the DIFC. The shares of common stock may be offered and this document may be issued, only to a limited number of investors in the UAE or any of its free zones (including, in particular, the DIFC) who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned. Management of the company, and the representatives represent and warrant the shares of common stock will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones, in particular the, the DIFC.

Cayman Islands.  This prospectus does not constitute an invitation or offer to the public in the Cayman Islands of the common stock, whether by way of sale or subscription. The underwriters have not offered or sold, and will not offer or sell directly or indirectly, any common stock in the Cayman Islands.

Hong Kong.  The common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Las of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is direct at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

PRC.  This prospectus may not be circulated or distributed in the PRC and the common stock may not be offered or sold, and will not offer or sell to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Singapore.  This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our common stock may not be circulated or distributed, nor may our common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or SFA, (ii) to a relevant person or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where our common stock is subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor; shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the common stock under Section 275 of the SFA, except: (1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

Certain of the underwriters and their affiliates have performed certain investment banking, advisory and commercial banking services for us from time to time for which they have received customary fees and expenses. From time to time in the ordinary course of their respective businesses, some of the underwriters and their affiliates and Lazard Frères & Co. LLC may in the future engage in commercial banking and/or investment banking transactions with our affiliates and us. Lazard Frères & Co. LLC referred this transaction to Lazard Capital Markets LLC and will receive a referral fee from Lazard Capital Markets LLC in connection therewith.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc. Its address is 44 W. Lancaster Avenue, Ardmore, Pennsylvania 19003, and its telephone number is (877) 830-4936.

LEGAL MATTERS

The validity of the common shares offered hereby, as well as certain legal matters relating to us, will be passed upon for us by Pepper Hamilton LLP. Certain legal matters related to the offering will be passed upon for the underwriters by Wilmer Cutler Pickering Hale and Dorr LLP. Barry M. Abelson, a partner in Pepper Hamilton LLP and one of our directors since 2000, owns 13,623 shares of our common stock and holds options to purchase 54,387 shares of our common stock. Pepper Hamilton LLP has provided legal services to us since 1997.

EXPERTS

The audited consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus supplement and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the reports, proxy statements and other information that we file at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our filings are also available free of charge at the SEC’s website at http://www.sec.gov and through The NASDAQ Stock Market LLC, or NASDAQ, on which our common stock is listed. Information about obtaining copies of our public filings with NASDAQ is available at their website at http://www.nasdaq.com.

This prospectus supplement and the accompanying prospectus are part of the registration statement, that we filed with the SEC under the Securities Act of 1933, as amended, or the Securities Act. This prospectus does not contain all of the information set forth in the registration statement. For more information about us and our securities, you should read the registration statement and its exhibits and schedules. Copies of the registration statement, including its exhibits, may be inspected without charge at the offices of the SEC or obtained at prescribed rates from the Public Reference Room of the SEC at 100 F Street NE, Washington, D.C. 20549. Copies of the registration statement may be obtained without charge at the SEC’s website.

Documents incorporated by reference are available from us, without charge, excluding all exhibits unless specifically incorporated by reference in the documents. You may obtain documents incorporated by reference in this prospectus supplement and the accompanying prospectus by writing to us at the following address or by calling us at the telephone number listed below:

Kenexa Corporation
650 East Swedesford Road
Wayne, Pennsylvania 19087
Attention: Investor Relations
Telephone: (610) 971-9171

We also maintain a web site at http://www.kenexa.com (which is not intended to be an active hyperlink in this prospectus) through which you can obtain copies of documents that we have filed with the SEC. The contents of that site are not incorporated by reference into or otherwise a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information that we file with the SEC after the date of this prospectus supplement will automatically update and may supersede this information. We are incorporating by reference into this prospectus supplement and the accompanying prospectus the documents listed below:

•	the description of our common stock contained in our registration statement on Form 8-A under the Exchange Act filed on July 14, 2005;
•	our annual report on Form 10-K for the fiscal year ended December 31, 2010 filed on March 16, 2011;
•	our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2011 filed on May 6, 2011;
•	our definitive proxy statement on Schedule 14A for the 2011 Annual Meeting of Shareholders, filed with the SEC on April 4, 2011, as amended;
•	our current reports on Form 8-K filed with the SEC on February 18, 2011 and on Form 8-K/A filed on March 16, 2011; and
•	all documents that are filed (rather than furnished) under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement until we terminate this offering, provided, however, that we are not incorporating any information furnished under any of Item 2.02 or Item 7.01 of any current report on Form 8-K unless specifically stated otherwise in such filings.

Any statement contained in a document incorporated by reference in this prospectus shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus supplement and the accompanying prospectus or in any other subsequently filed document which is incorporated by reference modifies or supersedes such statement.

PROSPECTUS

Kenexa Corporation

$200,000,000

Common Stock
Preferred Stock
Debt Securities
Depositary Shares
Warrants
Units

This prospectus relates to common stock, preferred stock, debt securities, depositary shares, warrants and units that we may sell from time to time in one or more offerings up to a total public offering price of an aggregate of $200,000,000 (or its equivalent in foreign or composite currencies) on terms to be determined at the time of sale. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement for those securities.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “KNXA.” Each prospectus supplement to this prospectus will contain information, where applicable, as to any other listing on The NASDAQ Global Select Market or any other national securities exchange of the securities covered by such prospectus supplement.

These securities may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods. See “Plan of Distribution” in this prospectus. We may also describe the plan of distribution for any particular offering of these securities in any applicable prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.

Investing in our securities involves risks. See “Risk Factors” on page 5 of this prospectus. We may include specific risk factors in an applicable prospectus supplement under the heading “Risk Factors.” You should review that section of the prospectus supplement for a discussion of matters that investors in our securities should consider.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April 21, 2010

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any dealer, salesman or other person to provide you with additional or different information. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information in this prospectus or any prospectus supplement or in any document incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3, or Registration Statement, that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to an aggregate public offering price of $200,000,000 (or its equivalent in foreign or composite currencies). This prospectus provides you with a general description of the securities that we may offer. Each time we use this prospectus to sell securities, we will provide a prospectus supplement that will contain specific information about the securities being offered and the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement and the documents incorporated by reference into this prospectus, together with the additional information described below under “Where You Can Find More Information,” carefully before making an investment decision.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. See “Incorporation of Certain Documents by Reference” in this prospectus

Unless the context otherwise requires, in this prospectus, “Kenexa”, the “Company”, “we”, “us”, “our” and similar names refer to Kenexa Corporation and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the reports, proxy statements and other information that we file at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our filings are also available free of charge at the SEC’s website at http://www.sec.gov and through The NASDAQ Stock Market LLC, or NASDAQ, on which our common stock is listed. Information about obtaining copies of our public filings with NASDAQ is available at their website at http://www.nasdaq.com.

This prospectus is part of the Registration Statement, that we filed with the SEC under the Securities Act of 1933, as amended, or the Securities Act. This prospectus does not contain all of the information set forth in the Registration Statement. For more information about us and our securities, you should read the Registration Statement and its exhibits and schedules. Copies of the Registration Statement, including its exhibits, may be inspected without charge at the offices of the SEC or obtained at prescribed rates from the Public Reference Room of the SEC at 100 F Street NE, Washington, D.C. 20549. Copies of the Registration Statement may be obtained without charge at the SEC’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and may supersede this information. We are incorporating by reference into this prospectus the documents listed below:

•	the description of our common stock contained in our registration statement on Form 8-A under the Exchange Act;
•	our annual report on Form 10-K for the fiscal year ended December 31, 2009;
•	our Current Report on Form 8-K filed with the Commission on February 23, 2010;
•	all documents that we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the Registration Statement and prior to the effectiveness of the Registration Statement; and
•	all documents that we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the final offering of securities under this prospectus.

We do not incorporate by reference any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K in any future filings, unless specifically stated otherwise in such filings. Any statement contained in a document incorporated by reference in this prospectus shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is incorporated by reference modifies or supersedes such statement.

You can obtain copies of any of the documents incorporated by reference in this prospectus from us or, as described above, through the SEC or the SEC’s web site at http://www.sec.gov. Documents incorporated by reference are available from us, without charge, excluding all exhibits unless specifically incorporated by reference in the documents. You may obtain documents incorporated by reference in this prospectus by writing to us at the following address or by calling us at the telephone number listed below:

Kenexa Corporation
650 East Swedesford Road

Wayne, Pennsylvania 19087
Attention: Investor Relations
Telephone: (610) 971-9171

We also maintain a web site at http://www.kenexa.com (which is not intended to be an active hyperlink in this prospectus) through which you can obtain copies of documents that we have filed with the SEC. The contents of that site are not incorporated by reference into or otherwise a part of this prospectus.

CAUTIONARY STATEMENT CONCERNING
FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated herein or therein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements are therefore entitled to the protection of the safe harbor provisions of these laws. These forward-looking statements, which are usually accompanied by words such as “may,” “might,” “will,” “should,” “could,” “intends,” “estimates,” “predicts,” “potential,” “continue,” “believes,” “anticipates,” “plans,” “expects” and similar expressions, involve risks and uncertainties, and relate to, without limitation, statements about our market opportunities, our strategy, our competition, our projected revenue and expense levels and the adequacy of our available cash resources. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or forecasted in, or implied by, such forward-looking statements, particularly those factors discussed in “Risk Factors.”

Although we believe that the expectations reflected in these forward-looking statements are based upon reasonable assumptions, no assurance can be given that such expectations will be attained or that any deviations will not be material. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus, any prospectus supplement and the documents incorporated herein or therein may not occur and our actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. We disclaim any obligation or undertaking to disseminate any update or revision to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

You should read this prospectus and any prospectus supplement and the documents that we reference herein and therein, as well as the exhibits filed with or incorporated by reference into the Registration Statement, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus and any prospectus supplement is accurate as of the date on the front cover of this prospectus or such prospectus supplement only. Our business, financial condition, results of operations and prospects may change. We may not update these forward-looking statements, even though our situation may change in the future, unless we have obligations under the federal securities laws to update and disclose material developments related to previously disclosed information. We qualify all of the information presented in this prospectus and any prospectus supplement, and particularly our forward-looking statements, by these cautionary statements.

ABOUT KENEXA CORPORATION

We provide software, services and proprietary content that enable organizations to more effectively recruit and retain employees. Our solutions are built around a suite of easily configurable software applications that automate talent acquisition and employee performance management best practices. We offer the software applications that form the core of our solutions on an on-demand basis, which materially reduces the costs and risks associated with deploying traditional enterprise applications. We complement our software applications with tailored combinations of outsourcing services, consulting services and proprietary content based on our many years of experience assisting clients in addressing their human resource, or HR, requirements. Together, our software applications and services form what are commonly referred to as solutions. We believe that these solutions enable our clients to improve the effectiveness of their talent acquisition programs, increase employee productivity and retention, measure key HR metrics and make their talent acquisition and employee performance management programs more efficient.

You can get more information regarding our business and industry by reading our most recent annual report on Form 10-K and the other reports we file with the SEC. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

CORPORATE INFORMATION

We began our operations under predecessor companies, Insurance Services, Inc., or ISI, and International Holding Company, Inc., or IHC. In December 1999, we reorganized our corporate structure by merging ISI and IHC with and into Raymond Karsan Associates, Inc., or RKA, a Pennsylvania corporation and a wholly owned subsidiary of Raymond Karsan Holdings, Inc., or RKH, a Pennsylvania corporation. Each of RKA and RKH were newly created to consolidate the businesses of ISI and IHC. In April 2000, we changed our name to TalentPoint, Inc. and we changed the name of RKA to TalentPoint Technologies, Inc. In November 2000, we changed our name to Kenexa Corporation, or Kenexa, and we changed the name of TalentPoint Technologies, Inc. to Kenexa Technology, Inc., or Kenexa Technology. Currently, Kenexa transacts business primarily through Kenexa Technology and its wholly-owned subsidiaries.

We are a Pennsylvania corporation. Our principal executive offices are located at 650 East Swedesford Road, 2nd Floor, Wayne, PA 19087. Our telephone number is (610) 971-9171.

RISK FACTORS

Investing in our securities involves risk. Please see the risk factors under the heading “Risk Factors” in our most recent annual report on Form 10-K, as revised or supplemented by our quarterly reports on Form 10-Q filed with the SEC since the filing of our most recent annual report on Form 10-K, each of which are on file with the SEC and are incorporated herein by reference. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also affect our business operations.

USE OF PROCEEDS

Unless we indicate otherwise in the prospectus supplement for a particular offering, we intend to use the net proceeds of the securities offered by this prospectus for working capital and general corporate purposes, which may include, but not be limited to, the acquisition of assets or businesses that are complementary to our existing business. We will set forth in the prospectus supplement for a particular offering our intended use for the net proceeds received from the sale of securities in such offering. We may also invest the net proceeds temporarily until we use them for their stated purpose.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Year Ended December 31,
	2009	2008	2007	2006	2005
Ratio of Earnings to Fixed Charges(1)	n/a	n/a	11.4	9.9	12.7

(1)	Our earnings were insufficient to cover fixed charges by approximately $29,028,000 and $144,147,000 for the years ended December 31, 2009 and 2008, respectively.

GENERAL DESCRIPTION OF SECURITIES WE MAY OFFER

We may offer shares of our common stock and preferred stock, various series of debt securities, depositary shares, or warrants or units to purchase any of such securities, with a total public offering price of up to $200,000,000, from time to time in one or more offerings under this prospectus at prices and on terms to be determined by market conditions at the time of the offering. This prospectus provides you with a general description of the securities that we may offer. In connection with each offering, we will provide a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered, including, to the extent applicable:

•	designation or classification;
•	aggregate offering price;
•	rates and times of payment of dividends;
•	redemption, conversion or exchange terms;
•	conversion or exchange prices or rates and any provisions for changes to or adjustments in the conversion or exchange prices or rates and in the securities or other property receivable upon conversion or exchange;
•	ranking;
•	restrictive covenants;
•	voting or other rights; and
•	important federal income tax considerations.

The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement will offer a security that is not included in the Registration Statement at the time of its effectiveness or offer a security of a type that is not described in this prospectus.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

Our amended and restated articles of incorporation authorize the issuance of up to 100,000,000 shares of common stock, par value $0.01 per share and 10,000,000 shares of undesignated preferred stock, par value $0.01 per share, the rights and preferences of which may be established from time to time by our board of directors. As of March 3, 2010, we had outstanding 22,583,034 shares of common stock and zero shares of preferred stock.

The following is qualified in its entirety by reference to our amended and restated articles of incorporation and our bylaws, and by the provisions of applicable law. A copy of our articles of incorporation and bylaws are included as exhibits to the Registration Statement.

Common Stock

Holders of our common stock are entitled to one vote for each share for the election of directors and on all other matters submitted to a vote of shareholders, and do not have cumulative voting rights in the election of directors. Whenever corporate action is to be taken by vote of the shareholders, it becomes authorized upon receiving the affirmative vote of a majority of the votes cast at such meeting by the shareholders present in person or by proxy and entitled to vote thereon. Holders of our common stock are entitled to receive, as, when and if declared by our board of directors from time to time, such dividends and other distributions in cash, stock or property from our assets or funds legally available for such purposes.

No preemptive rights, liquidation rights or sinking fund provisions apply to our common stock. All outstanding shares of our common stock are fully paid and non-assessable. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets available for distribution.

Preferred Stock

Our board of directors has the authority, without action by our shareholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

•	restricting dividends on the common stock;
•	diluting the voting power of the common stock;
•	impairing the liquidation rights of the common stock; or
•	delaying or preventing a change in our control without further action by the shareholders.

Anti-Takeover Effects of Provisions of Our Amended and Restated Articles of Incorporation, Our Amended and Restated Bylaws and Pennsylvania Law

Our amended and restated articles of incorporation and amended and restated bylaws as well as laws of the Commonwealth of Pennsylvania contain various provisions intended to promote stability of our shareholder base and render more difficult certain unsolicited or hostile attempts to take us over which could disrupt us, divert the attention of our directors, executive officers and employees and adversely affect the independence and integrity of our business. A summary of these provisions of our articles of incorporation, bylaws and Pennsylvania law is set forth below.

Classified Board; Removal of Directors.  Pursuant to our articles of incorporation, the number of directors on our board of directors shall not be less than one or greater than nine as determined by a majority vote of our board of directors. Our articles of incorporation provide that the directors will be divided into three classes, with each class consisting as nearly as possible in size of one-third of the directors. Directors elected by our shareholders at an annual meeting of shareholders will be elected by a plurality of all votes cast at such annual meeting.

Our articles of incorporation provide that except as otherwise provided for or fixed by or pursuant to an amendment to our articles of incorporation setting forth the rights of the holders of any class or series of preferred stock, newly created directorships resulting from any increase in the number of directors and any vacancies on our board of directors may be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall be a director of the same class as the director whose vacancy he or she fills and shall hold office until the next annual meeting of shareholders, and until such director’s successor shall have been duly elected and qualified. No decrease in the number of directors constituting our board of directors will shorten the term of any incumbent director. Subject to the rights of holders of any preferred stock, any director may be removed from office only for cause as determined by a majority of directors then in office by the affirmative vote of the holders of at least 80% of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.

These provisions of our articles of incorporation and bylaws would preclude a third party from removing incumbent directors and simultaneously gaining control of our board of directors by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of our board of directors. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us.

Special Shareholders’ Meetings and Right to Act by Written Consent.  Our bylaws provide that a special meeting of shareholders may be called only by the chairman of our board of directors or our Chief Executive Officer or upon a resolution adopted by a majority of our entire board of directors. Our shareholders are not generally permitted to call, or to require that the board of directors call, a special meeting of shareholders. Moreover, the business permitted to be conducted at any special meeting of shareholders is limited to the business brought before the meeting pursuant to the notice of the meeting given by us. Our bylaws provide that any action of shareholders may be taken only at a meeting of the shareholders or a class of shareholders and may not be taken without a meeting through the execution of a consent or consents thereto by the shareholders.

Procedures for Shareholder Nominations and Proposals.  Our bylaws establish an advance notice procedure for shareholders to nominate candidates for election as directors and to propose any new business at any annual meeting. With respect to shareholder nominations and proposals, only persons nominated in accordance with this procedure are eligible to serve as directors, and only business brought before the annual meeting in accordance with this procedure may be conducted at the annual meeting. Under this procedure, notice of shareholder nominations and proposals for new business at the annual meeting must be received by our secretary not later than 60 days nor earlier than 90 days before the first anniversary of the previous year’s annual meeting; provided, however, that if the annual meeting date is more than 30 days before or more than 60 days after the anniversary date, notice must be received no more than 90 days before or later than the later of 60 days before the annual meeting date or the 15th day following the day on which we first publicly announced the annual meeting. For nominations and proposals for any special meetings, our bylaws require notice not more than 90 days nor less than 60 days before the special meeting or the 15th day following the day on which we first publicly announced the special meeting. Our bylaws provide that notice to our secretary with respect to any shareholder nomination or proposal must include certain information regarding the nominee, the proposal and the shareholder nominating a director or proposing business.

By requiring advance notice of nominations by our shareholders, this procedure will afford our board of directors an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by our board of directors, to inform shareholders about such qualifications. By requiring advance notice of other proposed business, this shareholder notice procedure will provide a more orderly procedure for conducting annual meetings of our shareholders and, to the extent deemed necessary or desirable by our board of directors, will provide our board of directors with an opportunity to inform our shareholders, prior to such meetings, of the board of directors’ position regarding action to be taken with respect to such business, so that our shareholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

Although our bylaws do not give the board of directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, the Chairman of our board of directors has the power to determine compliance with the shareholder notice procedure described above. Our bylaws also may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our shareholders.

Authorized But Unissued Shares.  The authorized but unissued shares of our common stock and preferred stock are available for future issuance without shareholder approval, subject to various limitations imposed by the NASDAQ. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Amendment of Our Articles of Incorporation and Bylaws.  Our articles of incorporation provide that, unless previously approved by our board of directors, the affirmative vote of at least 80% of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, would be required to:

•	amend or repeal the provisions of our articles of incorporation with respect to the election of directors;
•	adopt any provision inconsistent with such provisions; and
•	amend or repeal the provisions of our articles of incorporation with respect to amendments to our articles of incorporation.

In addition, our bylaws provide that the amendment or repeal by our shareholders of any bylaws made by our board of directors would require the affirmative vote of at least 80% of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors.

Pennsylvania Anti-Takeover Law.  We are subject to the following anti-takeover provisions under Pennsylvania law.

Subchapter F of the Pennsylvania Business Corporation Law generally prohibits a “business combination” with a shareholder or group of shareholders (and affiliates and associates of such shareholders) who beneficially own(s) at least 20% of the voting power of a public corporation (an “interested shareholder”) for a five-year period following the date on which the holder became an interested shareholder unless this business combination or the acquisition by the shareholder or group of shareholders of at least 20% of the voting power of the corporation is approved in advance by our board of directors or approved by certain majority of those shareholders who are not an interested shareholder nor affiliates or associates thereof. This provision may discourage open market purchases of our stock or a non-negotiated tender or exchange offer for our stock and, accordingly, may be considered disadvantageous by a shareholder who would desire to participate in any such transaction.

Under Section 1715 of the Pennsylvania Business Corporation Law, our directors are not required to regard the interests of any particular group, including those of the shareholders, as being dominant or controlling in considering our best interests. The directors may consider, to the extent they deem appropriate, such factors as:

•	the effects of any action upon any group affected by such action, including our shareholders, employees, suppliers, customers and creditors, and communities in which we have stores, offices or other establishments;
•	our short-term and long-term interests, including benefits that may accrue to us from our long-term plans and the possibility that these interests may be best served by our continued independence;
•	the resources, intent and conduct of any person seeking to acquire control of us; and
•	all other pertinent factors.

Section 1715 further provides that any act of our board of directors, a committee of the board or an individual director relating to or affecting an acquisition or potential or proposed acquisition of control to which a majority of our disinterested directors have assented will be presumed to satisfy the standard of care set forth in the Pennsylvania Business Corporation Law, unless it is proven by clear and convincing evidence that our disinterested directors did not consent to such act in good faith after reasonable investigation. As a result of this and the other provisions of Section 1715, our directors are provided with broad discretion with respect to actions that may be taken in response to acquisitions or proposed acquisitions of corporate control.

Section 1715 may discourage open market purchases of our common stock or a non-negotiated tender or exchange offer for our common stock and, accordingly, may be considered disadvantageous by a shareholder who would desire to participate in any such transaction. As a result, Section 1715 may have a depressive effect on the price of our common stock.

Nasdaq Global Select Market Listing

Our common stock is listed on NASDAQ under the symbol “KNXA.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is StockTrans, Inc. Its address is 44 W. Lancaster Avenue, Ardmore, PA 19003, and its telephone number is (610) 649-7300.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. The following description of debt securities will apply to the debt securities offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of debt securities may specify different or additional terms.

We may offer under this prospectus up to $200,000,000 aggregate principal amount of secured or unsecured debt securities, or if debt securities are issued at a discount, or in a foreign currency or composite currency, such principal amount as may be sold for an initial public offering price of up to $200,000,000. The debt securities may be either senior debt securities, senior subordinated debt securities or subordinated debt securities. The debt securities offered hereby will be issued under an indenture between us and a trustee. A form of indenture, which will be qualified under, subject to, and governed by, the Trust Indenture Act of 1939, as amended, is filed as an exhibit to the Registration Statement.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and detailed or determined in the manner provided in a board of directors’ resolution, an officers’ certificate or an indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to the series, including any pricing supplement.

We can issue debt securities that may be in one or more series with the same or various maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement, including any pricing supplement, relating to any series of debt securities being offered the initial offering price, the aggregate principal amount and the following terms of the debt securities:

•	the title of the debt securities;
•	the price or prices (expressed as a percentage of the aggregate principal amount) at which we will sell the debt securities;
•	any limit on the aggregate principal amount of the debt securities;
•	the date or dates on which we will pay the principal on the debt securities;
•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;
•	the place or places where the principal of, premium, and interest on the debt securities will be payable;
•	the terms and conditions upon which we may redeem the debt securities;
•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;
•	the dates on which and the price or prices at which we will repurchase the debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;
•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;
•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;
•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities;
•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;
•	if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;
•	the manner in which the amounts of payment of principal of, premium or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;
•	any provisions relating to any security provided for the debt securities;
•	any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;
•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;
•	any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series; and
•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

We may issue debt securities that are exchangeable and/or convertible into shares of our common stock or any class or series of preferred stock. The terms, if any, on which the debt securities may be exchanged for and/or converted will be set forth in the applicable prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of shares of common stock, preferred stock or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Payment of Interest and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as Depositary, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a book-entry debt security), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a certificated debt security), as described in the applicable prospectus supplement.

Certificated Debt Securities

You may transfer or exchange certificated debt securities at the trustee’s office or paying agencies in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may transfer certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the old certificate representing those certificated debt securities and either we or the trustee will reissue the old certificate to the new holder or we or the trustee will issue a new certificate to the new holder.

Book-Entry Debt Securities

We may issue the debt securities of a series in the form of one or more book-entry debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue book-entry debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any book-entry debt security.

DESCRIPTION OF DEPOSITARY SHARES

We may issue receipts for depositary shares representing fractional shares of preferred stock. The fractional share of the applicable series of preferred stock represented by each depositary share will be set forth in the applicable prospectus supplement.

The shares of any series of preferred stock underlying any depositary shares that we may sell under this prospectus will be deposited under a deposit agreement between us and a depositary selected by us. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, in proportion to the applicable fraction of a share of the preferred stock underlying the depositary share, to all of the rights, preferences and privileges, and be subject to the qualifications and restrictions, of the preferred stock underlying that depositary share.

The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to the holders of the depositary shares that are sold in the applicable offering. We will incorporate by reference into the registration statement of which this prospectus is a part the form of any deposit agreement, including a form of depositary receipt, that describes the terms of any depositary shares we are offering before the issuance of the related depositary shares. The following summaries of material provisions of the deposit agreement, the depositary shares and the depositary receipts are subject to, and qualified in their entirety by reference to, all of the provisions of the deposit agreement applicable to a particular offering of depositary shares. We urge you to read the prospectus supplements relating to any depositary shares that are sold under this prospectus, as well as the complete deposit agreement and depositary receipt.

Form

Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form.

These temporary depositary receipts entitle their holders to all of the rights of definitive depositary receipts. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received with respect to the underlying preferred stock to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders, unless the depositary determines that it is not feasible to do so. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to those holders in proportion to the number of depositary shares owned by them.

Withdrawal of Underlying Preferred Stock

Except as otherwise provided in a prospectus supplement, holders may surrender depositary receipts at the principal office of the depositary and, upon payment of any unpaid amount due to the depositary, be entitled to receive the number of whole shares of underlying preferred stock and all money and other property represented by the related depositary shares. We will not issue any partial shares of preferred stock. If the holder delivers depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue a new depositary receipt evidencing the excess number of depositary shares to the holder.

Redemption of Depositary Shares

If the preferred stock underlying any depositary shares we may sell under this prospectus is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from any such redemption, in whole or in part, of that underlying preferred stock. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the underlying preferred stock. Whenever we redeem shares of underlying preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of underlying preferred stock so redeemed. If fewer than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately, as may be determined by the depositary.

Voting

Upon receipt of notice of any meeting at which holders of the preferred stock underlying any depositary shares that we may sell under this prospectus are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the underlying preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the underlying preferred stock represented by the holder’s depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and we will agree to take all reasonable actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the underlying preferred stock to the extent it does not receive specific instructions with respect to the depositary shares representing such preferred stock.

Conversion of Preferred Stock

If the prospectus supplement relating to any depositary shares that we may sell under this prospectus states that the underlying preferred stock is convertible into our common stock or other securities, the following will apply. The depositary shares, as such, will not be convertible into any of our securities. Rather, any holder of the depositary shares may surrender the related depositary receipts to the depositary with written instructions that direct us to cause conversion of the preferred stock represented by the depositary shares into or for whole shares of our common stock or other securities, as applicable. Upon receipt of those instructions and any amounts payable by the holder in connection with the conversion, we will cause the conversion using the same procedures as those provided for conversion of the underlying preferred stock. If only some of a holder’s depositary shares are converted, a new depositary receipt or receipts will be issued to the holder for any depositary shares not converted.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective until 90 days after notice of that amendment has been given to the holders. Each holder of depositary shares at the time any amendment becomes effective shall be deemed to consent and agree to that amendment and to be bound by the deposit agreement as so amended. The deposit agreement may be terminated by us or by the depositary only if all outstanding depositary shares have been redeemed or converted into any other securities into which the underlying preferred stock is convertible or there has been a final distribution, including to holders of depositary receipts, of the underlying preferred stock in connection with our liquidation, dissolution or winding up.

Charges of Depositary

We will pay all charges of the depositary, except for taxes and governmental charges and other charges as are expressly provided for in the deposit agreement to be for the account of the holders of depositary shares or persons other than ourselves who may deposit any underlying preferred stock with the depositary.

Reports

The depositary will forward to holders of depositary receipts all notices and reports from us that we deliver to the depositary and that we are required to furnish to the holders of the underlying preferred stock.

Limitation on Liability

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance of our respective duties under the deposit agreement without, in our case, negligence or bad faith or, in the case of the depositary, negligence or willful misconduct. We and the depositary may rely upon advice of counsel or accountants, or upon information provided by persons presenting the underlying preferred stock for deposit, holders of depositary receipts or other persons believed by us in good faith to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, common stock, preferred stock, depositary shares or other securities or any combination of the foregoing. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement or directly between us and the warrant holder.

The prospectus supplement relating to any warrants that we may offer will include specific terms relating to the offering. We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

•	the title of the warrants;
•	the aggregate number of warrants offered;
•	the designation, number and terms of the debt securities, common stock, preferred stock or other securities purchasable upon exercise of the warrants, and procedures by which those numbers may be adjusted;
•	the exercise price of the warrants;
•	the dates or periods during which the warrants are exercisable;
•	the designation and terms of any securities with which the warrants are issued;
•	if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;
•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;
•	any minimum or maximum amount of warrants that may be exercised at any one time;
•	any terms, procedures and limitations relating to the transferability, exchange, exercise, amendment or termination of the warrants; and
•	any adjustments to the terms of the warrants resulting from the occurrence of certain events or from the entry into or consummation by us of certain transactions.

DESCRIPTION OF UNITS

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the units that we may offer under this prospectus. Units may be offered independently or together with common stock, preferred stock, debt securities, depositary shares and/or warrants offered by any prospectus supplement, and may be attached to or separate from those securities. While the terms we have summarized below will generally apply to any future units that we may offer under this prospectus, we will describe the particular terms of any series of units that we may offer in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will incorporate by reference into the Registration Statement the form of unit agreement, including a form of unit certificate, if any, that describes the terms of the series of units we are offering before the issuance of the related series of units. The following summaries of material provisions of the units and the unit agreements are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the units that we sell under this prospectus, as well as the complete unit agreements that contain the terms of the units.

General

We may issue units comprised of one or more shares of common stock or preferred stock, debt securities, depositary shares and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units, including:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	the rights and obligations of the unit agent, if any;
•	any provisions of the governing unit agreement that differ from those described below; and
•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Capital Stock,” “Description of Debt Securities” and “Description of Warrants,” will apply to each unit and to any common stock, preferred stock, debt securities or warrants included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in numerous distinct series as we determine.

PLAN OF DISTRIBUTION

We may sell the securities being offered pursuant to this prospectus directly to purchasers, to or through underwriters, through dealers or agents, or through a combination of such methods. The prospectus supplement with respect to the securities being offered will set forth the terms of the offering of those securities, including the names of the underwriters, dealers or agents, if any, the purchase price, the net proceeds to us, any underwriting discounts and other items constituting underwriters’ compensation, the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.

If underwriters are used in an offering, we will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more investment banking firms or others, as designated. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

If dealers are used in an offering, we will sell the securities to the dealers as principals. The dealers then may resell the securities to the public at varying prices which they determine at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

The securities may be sold directly by us or through agents we designate from time to time at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment.

Dealers and agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the securities described therein. In addition, we may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales thereof.

Underwriters, dealers and agents may be entitled to indemnification by us against specific civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof, under underwriting or other agreements. The terms of any indemnification provisions will be set forth in a prospectus supplement. Certain underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of business.

If so indicated in a prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutional investors to purchase securities pursuant to contracts providing for payment and delivery on a future date. We may enter contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutional investors. The obligations of any institutional investor will be subject to the condition that its purchase of the offered securities will not be illegal at the time of delivery. The underwriters and other agents will not be responsible for the validity or performance of such contracts.

Each series of securities will be a new issue of securities and will have no established trading market (other than our common stock). Any common stock sold pursuant to a prospectus supplement will be eligible for trading on NASDAQ, subject to official notice of issuance, or such other trading market as specified in a prospectus supplement. Any securities sold pursuant to a prospectus supplement, other than our common stock, may or may not be listed on a national securities exchange or approved for trading on any other trading market.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby will be passed upon for us by Pepper Hamilton LLP, Philadelphia, Pennsylvania. As of December 31, 2009, Barry M. Abelson, a partner in Pepper Hamilton LLP and one of our directors since 2000, owned 8,700 shares of our common stock and held options to purchase 59,000 shares of our common stock. Pepper Hamilton LLP has provided legal services to us since 1997.

EXPERTS

The audited consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus supplement and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

3,000,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Cowen and Company

Lazard Capital Markets

JMP Securities

Oppenheimer & Co.

Wedbush Securities

      , 2011